Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
X

:
In re:	:	Chapter 11
:
GENCO SHIPPING & TRADING LIMITED, et al.,	:	Lead Case No. 14-11108 (SHL)
:
Debtors.	:	Jointly Administered
	: :	Related Docket Nos. 14, 15, 18,166, 284, 287
X

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
(I) APPROVING THE DEBTORS’ (A) DISCLOSURE STATEMENT
DATED APRIL 16, 2014 PURSUANT TO SECTIONS 1125 AND 1126(B)
OF THE BANKRUPTCY CODE AND (B) SOLICITATION OF VOTES
AND SOLICITATION PROCEDURES AND (II) CONFIRMING
THE FIRST AMENDED PREPACKAGED PLAN OF REORGANIZATION OF THE
DEBTORS PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Genco Shipping & Trading Limited (“Genco”) and certain of its direct and indirect subsidiaries, as chapter 11 debtors and debtors-in-possession (each a “Debtor” and, collectively, the “Debtors”1 or the “Company”) in the above-referenced chapter 11 cases having proposed and filed (A) the Prepackaged Plan of Reorganization of the Debtors Pursuant to

1 The Debtors and, if applicable, the last four digits of their taxpayer identification numbers are as follows: Genco Shipping & Trading Limited (9758), Genco Investments LLC, Genco Management (USA) LLC (3865), Genco RE Investments LLC, Genco Ship Management LLC (7604), Genco Acheron Limited (9293), Genco Aquitaine Limited (8217), Genco Ardennes Limited (8215), Genco Augustus Limited (3622), Genco Auvergne Limited (8233), Genco Avra Limited (5557), Genco Bay Limited (5558), Genco Beauty Limited (9761), Genco Bourgogne Limited (8236), Genco Brittany Limited (8237), Genco Carrier Limited (9763), Genco Cavalier LLC (9764), Genco Challenger Limited (6074), Genco Champion Limited (6073), Genco Charger Limited (6072), Genco Claudius Limited (3620), Genco Commodus Limited (3619), Genco Constantine Limited (3617), Genco Explorer Limited (9764), Genco Hadrian Limited (3608), Genco Hunter Limited (6158), Genco Knight Limited (9773), Genco Languedoc Limited (8238), Genco Leader Limited (9774), Genco Loire Limited (8239), Genco London Limited (3610), Genco Lorraine Limited (8242), Genco Mare Limited (5641), Genco Marine Limited (9775), Genco Maximus Limited (3613), Genco Muse Limited (5276), Genco Normandy Limited (8243), Genco Ocean Limited (5645), Genco Picardy Limited (8244), Genco Pioneer Limited (9767), Genco Predator Limited (6075), Genco Progress Limited (9776), Genco Prosperity Limited (9777), Genco Provence Limited (8246), Genco Pyrenees Limited (8599), Genco Raptor LLC (9767), Genco Reliance Limited (9768), Genco Rhone Limited (8248), Genco Spirit Limited (5650), Genco Success Limited (9769), Genco Sugar Limited (9778), Genco Surprise Limited (9385), Genco Thunder LLC (9769), Genco Tiberius Limited (3614), Genco Titus Limited (3615), Genco Vigour Limited (9770), Genco Warrior Limited (6076), and Genco Wisdom Limited (9771). The Debtors’ business address is 299 Park Avenue, 12th Floor, New York, NY 10171.  Neither Baltic Trading Limited nor its subsidiaries are Debtors.

Chapter 11 of the Bankruptcy Code dated April 16, 2014, and filed with the Court on April 21, 2014 (as the same has been or may be further modified or supplemented, including by the Plan Supplement (as defined below), the “Prepack Plan”) [ECF No. 14], a copy of which is annexed hereto as Exhibit A, and those certain supplements to the Prepack Plan, dated and filed with the Court on May 15 and June 11, 2014 (as the documents contained therein have been or may be further amended or supplemented, the “Plan Supplement”) [ECF No. 166, 287] and (B) the Disclosure Statement For the Prepack Plan, dated April 16, 2014, and filed with the Court on April 21, 2014 (the “Disclosure Statement”) [ECF No. 14]; and the Court on April 25, 2014 having entered the Order (A) Scheduling a Combined Hearing on Disclosure Statement and Plan Confirmation, (B) Approving Form of Combined Notice of Confirmation Hearing (the “Combined Notice”), Commencement of the Chapter 11 Cases, and Establishment of the Limited Bar Dates, (C) Establishing the Limited Bar Dates, (D) Approving the Rights Offering Procedures, (E) Waiving the Requirements for a Meeting of Creditors or Equity Security Holders and the Filing of Monthly Operating Reports, and (F) Granting Related Relief [ECF No. 46] (the “Scheduling Order” and the underlying motion, the “Scheduling Motion”)2 which, among other things, (i) scheduled a combined hearing (the “Combined Hearing”) on and objection deadline for (a) approval of (x) the adequacy of the solicitation procedures used in connection with the prepetition solicitation (and prepetition and postpetition tabulation) of votes to accept or reject the Prepack Plan (the “Solicitation Procedures”) and (y) the Disclosure Statement and (b) confirmation of the Prepack Plan; (ii) approved the form and manner of the notice of the Combined Hearing, Limited Bar Dates and commencement of the Chapter 11 Cases (as defined

2 Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Prepack Plan or the Scheduling Order, as applicable.  The rules of construction contained in section 102 of the Bankruptcy Code shall apply to this Confirmation Order.

below); (iii) established the Limited Bar Dates; and (iv) approved the Rights Offering Procedures; and the Prepack Plan, Disclosure Statement and appropriate ballots for voting on the Prepack Plan (the “Ballots”), in the forms attached as Exhibit B to the Scheduling Motion, having been duly transmitted to holders of Claims in Classes 3, 4, 5 and 8; and the Court having conducted the Combined Hearing on June 12, 13, 23 & 24, 2014; and the Court having considered the Debtors’ Memorandum of Law in Support of Entry of an Order (I) Approving (A) the Debtors’ Disclosure Statement Pursuant to Sections 1125 and 1126(B) of the Bankruptcy Code, and (B) the Solicitation Procedures, and (II) Confirming the Prepackaged Plan of Reorganization of the Debtors Pursuant to Chapter 11 of the Bankruptcy Code [ECF No. 223]; each of the Confirmation Direct Testimony Declarations3; the Declaration of Craig E. Johnson of GCG, Inc. Certifying the Methodology for the Tabulation of Votes On and Results of Voting for Classes 3, 4 and 5 with Respect to the Prepack Plan [ECF No. 52] (the “Class 3, 4 and 5 Voting Declaration”), the Final Certification of Craig E. Johnson of GCG, Inc. Certifying the Methodology for the Tabulation of Votes On and Results of Voting for Class 8 With Respect to the Prepackaged Plan of Reorganization of the Debtors Pursuant to Chapter 11 of the Bankruptcy Code (the “Class 8 Voting Declaration”, and together with the Class 3, 4 and 5 Voting Declaration, the “Voting Declarations”); the Affidavit of Service of the Solicitation

3 The Confirmation Direct Testimony Declarations are: (a) Declaration of Dr. Adam Kent in Support of Confirmation of the First Amended Prepackaged Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code [ECF. No. 279]; (b) Declaration of John James O’Connell, III in Support of Confirmation of the Prepackaged Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code [ECF. No. 280]; (c) Declaration of Harry A. Perrin in Support of Confirmation of the First Amended Prepackaged Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code [ECF. No. 282]; (d) Declaration of John C. Wobensmith in Support of Entry of an Order (I) Approving (A) the Debtors’ Disclosure Statement Pursuant to Sections 1125 and 1126(B) of the Bankruptcy Code, and (B) the Solicitation Procedures, and (II) Confirming the Prepackaged Plan of Reorganization of the Debtors Pursuant to Chapter 11 of the Bankruptcy Code [ECF No. 285]; (e) Declaration of Dr. Arlie G. Sterling in Support of Confirmation of the First Amended Prepackaged Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code [ECF. No. 308]; and (f) Declaration of Timothy R. Coleman in Support of Confirmation of the First Amended Prepackaged Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code [ECF. No. 309].

Package [ECF No. 52], each admitted into evidence at the Combined Hearing; the objections [ECF Nos. 262, 264] and the declarations filed in opposition to confirmation of the Prepack Plan [ECF Nos. 306, 307], the Debtors’ Reply to the Objections of (I) the Official Committee of Equity Security Holders and (II) the Office of the United States Trustee to Confirmation of the Prepackaged Plan of Reorganization of the Debtors Pursuant to Chapter 11 of the Bankruptcy Code [ECF No. 278], and the various responses and statements in support of confirmation filed by the parties in interest [ECF Nos. 272, 273, 274, 275, 286], and the arguments of counsel, testimony and evidence presented at the Combined Hearing; and the Court being familiar with the Prepack Plan, the Disclosure Statement and other relevant factors affecting these Chapter 11 Cases; and the Court having taken judicial notice of the entire docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly appointed agent, and all pleadings and other documents filed, all orders entered, and evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases; and the Court having found that due and proper notice has been given with respect to the Combined Hearing and the deadlines and procedures for filing objections to the Disclosure Statement and confirmation of the Prepack Plan in accordance with the Scheduling Order, the Amended Procedural Guidelines for Prepackaged Chapter 11 Cases in the United States Bankruptcy Court for the Southern District of New York, as amended, effective June 27, 2013 (as incorporated by Local Rule 3018-2 and General Order M-454) (the “Guidelines”), title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), and all other applicable laws, rules, and regulations, in each case as established by the affidavits of service, mailing, and/or publication filed with this

Court prior to the Combined Hearing (collectively, the “Notice Affidavits”);4 and the Court having heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and confirmation of the Prepack Plan; and the Court having considered any and all objections to the Prepack Plan and its confirmation, the Disclosure Statement, and the Solicitation (as defined below), and all such objections being consensually resolved or withdrawn, or overruled on the merits; and the appearance of all interested parties having been duly noted in the record of the Combined Hearing; and upon the record of the Combined Hearing, and after due deliberation thereon and good and sufficient cause appearing therefor,

I.	FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED AND ORDERED THAT:

A.            Findings and Conclusions. The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014.  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.            Jurisdiction, Venue, Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)).  The Court has jurisdiction over this matter and these Chapter 11 Cases pursuant to 28 U.S.C. § 1334.  Approval of the Disclosure Statement and Solicitation and confirmation of the Prepack Plan are core proceedings pursuant to 28 U.S.C. § 157(b)(2)(L).  This Court has jurisdiction to enter a final order with respect thereto, and this Court’s exercise of such jurisdiction is constitutional in all respects.  The Court has exclusive jurisdiction to determine whether the Prepack Plan

4 The Notice Affidavits are located at ECF Nos. 23, 52, 130, 131, 137, 189, 190, 279, 296, 311, 312.

complies with the applicable provisions of the Bankruptcy Code and should be confirmed.  Venue is proper in this District pursuant to 28 U.S.C. §§ 1408 and 1409.  The Debtors are proper debtors under section 109 of the Bankruptcy Code, and the Debtors are proper proponents of the Prepack Plan under section 1121(a) of the Bankruptcy Code.

C.            Chapter 11 Petitions.  On April 21, 2014 (the “Petition Date”), each Debtor commenced a voluntary case under chapter 11 of the Bankruptcy Code in this Court (the “Chapter 11 Cases”).  The Debtors are authorized to continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed pursuant to section 1104 of the Bankruptcy Code.  No statutory committee of unsecured creditors has been appointed pursuant to section 1102 of the Bankruptcy Code.  On May 9, 2014, the U.S. Trustee appointed a three (3) member statutory committee of holders of Genco’s equity interests pursuant to section 1102 of the Bankruptcy Code (the “Equity Committee”).  Further, in accordance with an order of this Court, the Chapter 11 Cases are being jointly administered pursuant to Bankruptcy Rule 1015(b).

D.            Judicial Notice.  The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court, including5 all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases.

E.            Objections Overruled.  All parties have had a full and fair opportunity to litigate all issues raised by objections to confirmation of the Prepack Plan.  All unresolved objections, statements, informal objections, and reservations of rights, if any, related to the Solicitation

5 For avoidance of doubt, as used in this Confirmation Order, the word “including” means “including, without limitation.”

Procedures, the Disclosure Statement, or the confirmation of the Prepack Plan, are OVERRULED on the merits.

F.            Burden of Proof. The Debtors have the burden of proving all elements of (x) sections 1129(a) of the Bankruptcy Code or (y) sections 1129(a) (other than 1129(a)(8)) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence.  Each Debtor has met such burden.

G.            Adequacy of Disclosure Statement. The Disclosure Statement (a) contains adequate information of a kind generally consistent with the disclosure requirements of all applicable non-bankruptcy law, (b) contains “adequate information” as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code with respect to the Debtors, the Prepack Plan, and the transactions contemplated therein, and (c) is approved in all respects.  The filing of the Disclosure Statement with the Clerk of the Court satisfied Bankruptcy Rule 3016(b).

H.            Ballots.  The Classes of Claims entitled to vote to accept or reject the Prepack Plan (the “Voting Classes”) are as follows:

Class	Designation
3	Prepetition 2007 Facility Claims
4	Prepetition $253 Million Facility Claims
5	Prepetition $100 Million Facility Claims
8	Convertible Note Claims

The Ballots6 the Debtors used to solicit votes to accept or reject the Prepack Plan from the holders in the Voting Classes adequately addressed the particular needs of the Chapter 11 Cases

6 Each Voting Class received different Ballots based upon their respective classification.

and were appropriate for the holders of Claims in the Voting Classes to use to vote to accept or reject the Prepack Plan.  No other or further ballots were required.

I.         Prepetition Solicitation.  Prior to the Petition Date, on April 16, 2014, the Debtors, through their solicitation agent, GCG, Inc. (“GCG”) caused the Prepack Plan (excluding the Plan Supplement), the Disclosure Statement, and the applicable Ballots (collectively, the “Solicitation Packages”), to be transmitted and served in compliance with sections 1125 and 1126 of the Bankruptcy Code, the Bankruptcy Rules (including Bankruptcy Rules 3017 and 3018), the Local Rules, the Guidelines, the Scheduling Order, all other applicable provisions of the Bankruptcy Code, and all other applicable rules, laws and regulations applicable to such solicitation.  The Solicitation Packages were transmitted to holders of Claims in the Voting Classes.  The instructions on the respective Ballots advised parties that (i) for a Ballot (or Master Ballot, as appropriate) to be counted with respect to Claims in Voting Classes 3, 4 or 5, such Ballot would have to be properly completed, signed, and returned so that it was actually received by GCG by no later than 10:00 a.m. (prevailing New York time) on April 18, 2014 and (ii) for a Ballot (or Master Ballot, as appropriate) to be counted with respect to Claims in Voting Class 8, such Ballot would have to be properly completed, signed, and returned so that it was actually received by GCG by no later than 4:00 p.m. (prevailing New York time) on May 16, 2014 (collectively, the “Voting Deadlines”).  The periods in which the Debtors solicited acceptances to the Prepack Plan were reasonable periods of time for holders of Claims in the Voting Classes to make an informed decision to accept or reject the Prepack Plan.  The Debtors were not required to solicit votes from the holders of Claims in Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 6 (Prepetition Swap Claims), Class 7 (General Unsecured Claims), or Class 9 (Intercompany Claims) (collectively, the “Unimpaired Claims”) or holders of Equity Interests in Class 10 (Subsidiary Equity Interests), as each such Class is Unimpaired under the Prepack Plan.  The Debtors were also not required to solicit votes from the holders of Equity Interests in Class 11 (Equity Interests in Genco), as that Class is deemed to reject the Prepack Plan.  Classes 10 and 11 and the Unimpaired Claims are collectively referred to as the “Non-Voting Classes.”  As described in, and as evidenced by, the Voting Declarations, the transmittal and service of the Solicitation Packages (the “Solicitation”) were timely, adequate and sufficient under the circumstances and no other or further notice was or shall be required.  The Solicitation of votes on the Prepack Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, was conducted in good faith, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, the Scheduling Order, and any other applicable rules, laws, and regulations.  The Debtors, Reorganized Debtors, the Supporting Creditors, and each of their respective affiliates, officers, directors, counsel, advisors, and agents are entitled to the protection of section 1125(e) of the Bankruptcy Code.  The continued receipt and tabulation of Ballots from holders of Claims in Class 8 after the Petition Date was proper and in compliance with Bankruptcy Code section 1125(g).

J.            Tabulation Results.  On April 28, 2014, the Debtors, through GCG, filed the Class 3, 4 and 5 Voting Declaration, certifying that 100% in amount and 100% in number of holders of Allowed Claims in Class 3 (Prepetition 2007 Facility Claims), Class 4 (Prepetition $253 Million Facility Claims) and Class 5 (Prepetition $100 Million Facility Claims) voted to accept the Prepack Plan.  On May 28, 2014, the Debtors, through GCG, filed the Class 8 Voting Declaration, certifying that 100% in amount and 100% in number of holders of Convertible Notes Claims voting, voted to accept the Prepack Plan.  All procedures used to tabulate the

Ballots were fair, reasonable, and complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, the Scheduling Order, and all other applicable rules, laws, and regulations.  As described below, (a) those creditors holding Claims in the Voting Classes who submit a Ballot voting to reject the Prepack Plan and chose not to opt out of the Releases (as defined below) will be deemed to have consented to the Releases; (b) those that vote to accept the Prepack Plan are automatically deemed to accept the Releases; and (c) those that elect not to return a Ballot are automatically deemed to accept the Releases.

K.            Voting.  As evidenced by the Voting Declarations, votes to accept or reject the Prepack Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Scheduling Order, the Disclosure Statement, the Guidelines and all applicable non-bankruptcy laws, rules, or regulations.

L.            Compliance with Bankruptcy Rule 3016.  The Prepack Plan is dated and identifies the Entities submitting and filing it, thereby complying with Bankruptcy Rule 3016(a).  The filing of the Disclosure Statement complies with Bankruptcy Rule 3016(b).

M.           Plan Supplement.  On May 15, 2014 and  June 11, 2014 the Debtors filed the Plan Supplement, which includes, among other things, forms of (i) the Rejection Schedule, (ii) the Amended and Restated $253 Million Credit Agreement, (iii) the Amended and Restated $100 Million Credit Agreement, (iv) the New Genco Charter, (v) the New Genco By-Laws, (vi) the New Genco MIP Warrant Agreement, (vii) the New Genco Equity Warrant Agreement, (viii) the identity of the officers and members of the New Board of the Reorganized Genco, (ix) a list of retained Causes of Action, (x) the agreements relating to the Management Incentive Program, (xi) the New Employment Agreements, if any, and (xii) the Registration Rights Agreement.  All such materials comply with the terms of the Prepack Plan, and their filing, the notice provided by such filing complied the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Guidelines, the Scheduling Order, and all other applicable rules, laws, and regulations, and no other or further notice of the materials in the Plan Supplement is or shall be required.

N.            Notice. As evidenced by the Notice Affidavits, due, adequate, and sufficient notice of the Disclosure Statement, the Prepack Plan, the Plan Supplement, the Combined Hearing, all Voting Deadlines, and all deadlines for objecting to the Disclosure Statement and the Prepack Plan, has been provided to: (a) the Office of the U.S. Trustee for the Southern District of New York; (b) counsel to Wilmington Trust, National Association, solely in its capacity as successor administrative and successor collateral agent under the 2007 Credit Facility; (c) counsel to (i) Crédit Agricole Corporate & Investment Bank, as agent and as security trustee under the $100 Million Credit Facility and (ii) Deutsche Bank Luxembourg S.A., as agent and Deutsche Bank AG Filiale Deutschlandgeschӓft, as security agent and bookrunner under the $253 Million Credit Facility; (d) the indenture trustee for the Convertible Notes, The Bank of New York Mellon; (e) counsel to certain unaffiliated holders of Convertible Notes (the “Informal Convertible Noteholder Group”); (f) the holders of the forty (40) largest unsecured Claims against the Company on a consolidated basis; (g) the Internal Revenue Service; (h) the United States Attorney for the Southern District of New York; (i) the United States Securities and Exchange Commission; and (j) any such other party entitled to notice pursuant to Local Bankruptcy Rule for the Southern District of New York 9013-1(b).  Notice of the Combined Hearing was actually mailed to all known creditors and Equity Interest holders as of the Petition Date, and was also published in the Wall Street Journal¸ Global Edition on April 30, 2014 and TradeWinds on May 2, 2014. See Notice Affidavits [ECF Nos. 127, 190]. In addition, on April 25, 2014, the Debtors filed a Form 8-K with the Securities Exchange Commission summarizing the terms of the notice of the Combined Hearing, including the relevant dates and deadlines.  Such notice was adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002(b) and 3020, the Guidelines and other applicable law and rules, and no other or further notice is or shall be required.

STANDARDS FOR CONFIRMATION
UNDER SECTION 1129 OF THE BANKRUPTCY CODE

O.           The Debtors, as proponents of the Prepack Plan, have met their burden of proving the elements of section 1129 of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for confirmation of the Prepack Plan. The evidentiary record of the Combined Hearing supports the findings of fact and conclusions of law set forth in the following paragraphs.

P.             Prepack Plan’s Compliance with Bankruptcy Code (11 U.S.C. §1129(a)(1)).  The Prepack Plan complies with each applicable provision of the Bankruptcy Code.  Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Prepack Plan provides for the separate classification of Claims and Equity Interests (other than Administrative Claims, Fee Claims, Priority Tax Claims and statutory fees, which are addressed in Article II of the Prepack Plan and which are not required to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code) into eleven (11) Classes, based on differences in the legal nature or priority of such Claims and Equity Interests.  In particular, the Prepack Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code as follows:

1.             Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  Article III of the Prepack Plan provides for the separate classification of Claims and Equity Interests into eleven (11) Classes.  Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Equity Interests.  The classifications reflect no improper purpose and do not unfairly discriminate between, or among, holders of Claims and Equity Interests, respectively.  Each Class of

Claims and Equity Interests contains only Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests within that Class.  The Prepack Plan therefore satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

2.             Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  Article III of the Prepack Plan specifies that Claims in Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 6 (Prepetition Swap Claims), Class 7 (General Unsecured Claims), and Class 9 (Intercompany Claims) and Equity Interests in Class 10 (Subsidiary Equity Interests) are unimpaired under the Prepack Plan within the meaning of section 1123 of the Bankruptcy Code, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.  Additionally, Article II of the Prepack Plan specifies that Allowed Administrative Claims, Fee Claims, Priority Tax Claims and U.S. Trustee fees will be paid in full in accordance with the terms of the Prepack Plan, although these Claims are not classified under the Prepack Plan.

3.             Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Article III of the Prepack Plan designates Claims in Class 3 (Prepetition 2007 Facility Claims), Class 4 (Prepetition $253 Million Facility Claims), Class 5 (Prepetition $100 Million Facility Claims), and Class 8 (Convertible Note Claims) and Equity Interests in Class 11 (Equity Interests in Genco) as impaired within the meaning of section 1124 of the Bankruptcy Code and specifies the treatment of the Claims and Equity Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

4.              No Discrimination (11 U.S.C. § 1123(a)(4)).  In accordance with section 1123(a)(4) of the Bankruptcy Code, the Prepack Plan provides the same treatment for each Claim or Equity Interest within a particular Class unless the holder of such a Claim or Equity Interest has agreed to less favorable treatment.

5.             Implementation of the Prepack Plan (11 U.S.C. § 1123(a)(5)). In accordance with section 1123(a)(5) of the Bankruptcy Code, the Prepack Plan, including the Plan Supplement, provides detailed, adequate and proper means for its implementation.

6.              Non-Voting Equity Securities/Allocation of Voting Power (11 U.S.C. § 1123(a)(6)).  In accordance with section 1123(a)(6) of the Bankruptcy Code, the New Genco Charter and New Genco By-Laws contain provisions prohibiting the issuance of non-voting equity securities and providing for the appropriate distribution of voting power among all classes of equity securities authorized for issuance under the Prepack Plan, and following the Effective Date the Reorganized Debtor Subsidiaries’ charters and by-laws will be amended to prohibit the issuance of non-voting equity securities and provide for the appropriate distribution of voting power among all classes of equity securities authorized for issuance.

7.              Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)).  In accordance with section 1123(a)(7) of the Bankruptcy Code, Article V of the Prepack Plan contains provisions regarding the manner of selection of Reorganized Genco’s directors and officers that are consistent with the interests of all holders of Claims and Equity Interests and public policy.  The initial directors and officers of Reorganized Genco were disclosed prior to the Combined Hearing as part of the Plan Supplement.  The initial directors and officers of the Reorganized Debtor Subsidiaries are the current directors and officers of the Debtor Subsidiaries.

8.              Impairment/Unimpairment of Classes of Claims and Equity Interests (11 U.S.C. § 1123(b)(1)).  In accordance with section 1123(b)(1) of the Bankruptcy Code, Article III of the Prepack Plan impairs or leaves Unimpaired, as the case may be, each Class of Claims and Equity Interests.

9.              Assumption and Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)).  In accordance with section 1123(b)(2) of the Bankruptcy Code, Article IX of the Prepack Plan provides for the assumption, assumption and assignment or rejection of the Executory Contracts and Unexpired Leases of the Debtors that have not been previously assumed, assumed and assigned or rejected pursuant to section 365 of the Bankruptcy Code.

10.          Settlement and Preservation of Claims and Causes of Action (11 U.S.C. § 1123(b)(3)).  In accordance with section 1123(b)(3) of the Bankruptcy Code and pursuant to Bankruptcy Rule 9019, the Prepack Plan provides for the good faith compromise and settlement among the Debtors, the Backstop Parties, the Supporting 2007 Facility Lenders, the Supporting $253 Million Facility Lenders, the Supporting $100 Million Facility Lenders, and the Supporting Noteholders of numerous disputes arising from or related to (a) the Prepetition 2007 Facility Claims, (b) the Prepetition $253 Million Facility Claims and the Prepetition $100 Million Facility Claims, (c) the total enterprise value of the Debtors’ Estates and the Reorganized Debtors for allocation purposes under the Prepack Plan, (d) the Convertible Note Claims, and (e) the treatment of Equity Interests in Genco.  Article VI.E of the Prepack Plan further provides, in accordance with section 1123(b)(3) of the Bankruptcy Code, that the Reorganized Debtors will, except as expressly provided in the Prepack Plan, retain all Causes of Action, including those Causes of Action listed as retained Causes of Action in the Plan Supplement, and have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any Cause of Action or to decline to do any of the foregoing without further notice to or action, order or approval of the Court.

11.          Modification of Rights (11 U.S.C. § 1123(b)(5)).  In accordance with section 1123(b)(5) of the Bankruptcy Code, Article III of the Prepack Plan modifies or leaves unaffected, as the case may be, the rights of certain holders of Claims and Equity Interests in Classes 1 through 11.

12.          Additional Prepack Plan Provisions (11 U.S.C. § 1123(b)(6)).  In accordance with section 1123(b)(6) of the Bankruptcy Code, the Prepack Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code.

13.          Debtors Are Not Individuals (11 U.S.C. § 1123(c)).  The Debtors are not individuals and section 1123(c) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

14.          Cure of Defaults (11 U.S.C. § 1123(d)).  In accordance with section 1123(d) of the Bankruptcy Code, Article IX of the Prepack Plan provides for the satisfaction of Cure Claims associated with each Executory Contract or Unexpired Lease to be assumed pursuant to the Prepack Plan in accordance with section 365(b)(1) of the Bankruptcy Code.  All Cure Claims will be determined in accordance with the underlying agreements and applicable law.

Q.           Prepack Plan Proponent Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors, as plan proponents, have complied with all applicable provisions of the Bankruptcy Code.  Specifically:

1.             Each of the Debtors is an eligible debtor under section 109 of the Bankruptcy Code;

2.             The Debtors have complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126(b), the Bankruptcy Rules, the Local Rules, the Guidelines, the Scheduling Order, applicable non-bankruptcy law, and all other applicable laws, rules, and regulations in transmitting the Solicitation Packages, the Plan Supplement and related documents and notices and in soliciting and tabulating the votes on the Prepack Plan; and

3.             The Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court.

R.            Prepack Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Prepack Plan has been proposed in good faith and not by any means forbidden by law.  The Prepack Plan is based upon the Restructuring Support Agreement entered into by the Debtors and the Supporting Creditors on April 3, 2014 and the Court approved the assumption of the Restructuring Support Agreement as being within the Debtors’ reasonable business judgment on April 24, 2014 [ECF No. 47].  To implement the terms of the Restructuring Support Agreement and the Prepack Plan, the Debtors filed the Chapter 11 Cases with an honest belief that they were in need of reorganization and that the reorganization contemplated in the Restructuring Support

Agreement and the Prepack Plan were the best restructuring alternatives available to the Debtors.  Contrary to the allegations of the Equity Committee, the Prepack Plan was negotiated and proposed with the intention of accomplishing a successful reorganization, and for no ulterior purpose.  The Debtors’ good faith is evident from the facts and records of the Chapter 11 Cases, the Disclosure Statement, the Prepack Plan, the record of the Combined Hearing and the other proceedings in these Chapter 11 Cases.  The Prepack Plan fairly achieves a result consistent with the objectives and purposes of the Bankruptcy Code, including the provisions of the Bankruptcy Code favoring consensual reorganization such as “prepackaged” chapter 11 cases and is consistent with other prepackaged cases that have been filed before this Court.  In so finding, the Court has considered the totality of the circumstances in these Chapter 11 Cases.  The Prepack Plan is the result of extensive good faith, arm’s-length negotiations between the Debtors and certain of their principal constituencies, including the Backstop Parties, the Supporting 2007 Facility Lenders, the Supporting $253 Million Facility Lenders, the Supporting $100 Million Facility Lenders, the Prepetition Agents, the administrative agents and lenders under the Amended and Restated Term Loan Facilities, and the Supporting Noteholders, and, as evidenced by the overwhelming acceptance of the Prepack Plan, achieves the goal of consensual reorganization embodied by the Bankruptcy Code.  The Debtors and each of their respective officers, directors, employees, advisors and professionals (i) acted in good faith in negotiating, formulating, and proposing, where applicable, the Prepack Plan and the agreements, compromises, settlements, transactions, and transfers contemplated thereby, and (ii) will be acting in good faith in proceeding to (a) consummate the Prepack Plan and the agreements, compromises, settlements, transactions, transfers, and documentation contemplated by the Prepack Plan, including, but not limited to, the Plan Supplement documents, and (b) take any actions authorized and directed or contemplated by this Confirmation Order.  Thus, the Prepack Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.

S.            Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).  The procedures set forth in the Prepack Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with the Chapter 11 Cases, or in connection with the Prepack Plan and incident to the Chapter 11 Cases, including but not limited to Accrued Professional Compensation satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

T.           Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).  To the extent such information is available, the Debtors have disclosed in the Plan Supplement: (1) the identities of the officers and directors of Reorganized Genco and (2) the identity and nature of any compensation of any insiders that will be employed or retained by the Reorganized Debtors.  Pursuant to Article V of the Prepack Plan, as of the Effective Date, the current members of the board of directors of each Debtor Subsidiary shall serve as the initial board of directors for such Reorganized Debtor Subsidiary.  The compensation of the Reorganized Debtors’ directors will be consistent with Reorganized Debtors’ applicable constituent documents.  The proposed directors and officers for the Reorganized Debtors are qualified and their appointment to, or continuance in, such offices is consistent with the interests of holders of Claims and Equity Interests and with public policy.  Accordingly, the Debtors have complied with section 1129(a)(5) of the Bankruptcy Code.

U.           No Rate Changes (11 U.S.C. § 1129(a)(6)). Bankruptcy Code section 1129(a)(6) is not applicable to these Chapter 11 Cases.  The Prepack Plan does not provide for any changes in rates that require regulatory approval of any governmental agency.

V.           Best Interest of Creditors (11 U.S.C. § 1129(a)(7)). The liquidation analysis set forth in Exhibit I to the Disclosure Statement and other evidence proffered or adduced at or prior to, or in declarations filed in connection with, the Combined Hearing (i) are reasonable, persuasive, accurate and credible, (ii) use reasonable and appropriate methodologies and assumptions, (iii) have not been controverted by any other evidence, and (iv) establish that each holder of an Allowed Claim or Equity Interest in an Impaired Class either (a) has accepted the Prepack Plan or (b) will receive or retain under the Prepack Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Prepack Plan, that is not less than the amount that it would have received if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

W.         Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Classes 1 (Other Priority Claims), 2 (Other Secured Claims), 6 (Prepetition Swap Claims), 7 (General Unsecured Claims), 9 (Intercompany Claims) and 10 (Subsidiary Equity Interests) are Unimpaired and are conclusively presumed to have accepted the Prepack Plan under section 1126(f) of the Bankruptcy Code.  As set forth in the Voting Declarations, Classes 3 (Prepetition 2007 Facility Claims), 4 (Prepetition $253 Million Facility Claims), 5 (Prepetition $100 Million Facility Claims) and 8 (Convertible Note Claims) have voted to accept the Prepack Plan.  The Prepack Plan has not been accepted by all Impaired Classes because the holders of Equity Interests in Class 11 (Equity Interests in Genco) are deemed to have rejected the Prepack Plan.  Nevertheless, the Prepack Plan is confirmable because it does not discriminate unfairly and is fair and equitable with respect to Class 11 (Equity Interests in Genco) and thus satisfies section 1129(b)(1) of the Bankruptcy Code (as set forth in paragraph DD below).

X.            Treatment of Administrative Claims, Priority Tax Claims and Other Priority Claims (11 U.S.C. § 1129(a)). The Prepack Plan provides treatment for Administrative Claims, Priority Tax Claims and Other Priority Claims that is consistent with the requirements of section 1129(a)(9) of the Bankruptcy Code.

Y.            Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)).  As evidenced by the Voting Declarations, the Prepack Plan has been accepted by four (4) classes of Impaired Claims that are entitled to vote on the Prepack Plan (i.e., Classes 3 (Prepetition 2007 Facility Claims), 4 (Prepetition $253 Million Facility Claims), 5 (Prepetition $100 Million Facility Claims) and 8 (Convertible Note Claims)), determined without including any acceptance of the Prepack Plan by any “insider” (as that term is defined in section 101(31) of the Bankruptcy Code).

Z.            Feasibility (11 U.S.C. § 1129(a)(11)).  The Prepack Plan is feasible, within the meaning of section 1129(a)(11) of the Bankruptcy Code.  The Debtors’ projections of the capitalization and financial information of the Reorganized Debtors as of the Effective Date are reasonable and made in good faith.  The evidence provided in support of the Prepack Plan or adduced by the Debtors at, before, or in declarations filed in connection with, the Combined Hearing: (a) is reasonable, persuasive, credible and accurate as of the dates such analysis or evidence was prepared, presented or proffered; (b)  uses reasonable and appropriate methodologies and assumptions; (c)  has not been controverted by other evidence; (d)  establishes that each Reorganized Debtor will be solvent following the Effective Date, and that Confirmation of the Prepack Plan is not likely to be followed by the liquidation or further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Prepack Plan except as provided in the Prepack Plan; and (e) establishes that the Reorganized Debtors will have sufficient funds, including an additional $100 million through a fully-backstopped Rights Offering, available to meet their obligations under the Prepack Plan.  The Debtors have demonstrated a reasonable assurance of the Prepack Plan’s prospects for success.

AA.        Payment of Certain Fees (11 U.S.C. § 1129(a)(12)). The Prepack Plan provides that fees payable pursuant to 28 U.S.C. § 1930 and due and owing to the U.S. Trustee at the time of the Combined Hearing will be paid by the Debtors on the Effective Date. After the Effective Date, the Reorganized Debtors will pay the quarterly fees due to the U.S. Trustee for the Reorganized Debtors until the entry of a final decree in the Chapter 11 Cases or until the Chapter 11 Cases are converted or dismissed.

BB.        Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)).  To the extent section 1129(a)(13) of the Bankruptcy Code is applicable to the Debtors, the Reorganized Debtors, as set forth in Article V.D. of the Prepack Plan, shall continue to pay, in accordance with applicable law, all retiree benefits (as defined in section 1114 of the Bankruptcy Code) for the period during which the Debtors have obligated themselves to provide such benefits, thereby satisfying section 1129(a)(13) of the Bankruptcy Code.

CC.        Non-Applicability of Certain Sections (11 U.S.C. §§ 1129(a)(14), (15)) and (16).  Sections 1129(a)(14), (15) and (16) of the Bankruptcy Code do not apply to the Chapter 11 Cases as the Debtors owe no domestic support obligations, are not individuals and are not nonprofit corporations.

DD.        No Unfair Discrimination; Fair and Equitable (11 U.S.C. § 1129(b)). The Prepack Plan satisfies section 1129(b) of the Bankruptcy Code with respect to Class 11 (Equity Interests in Genco), the only non-accepting Impaired Class.  The evidence proffered or adduced at, or prior to, the Combined Hearing is persuasive and credible, has not been controverted by other credible evidence, and establishes that the Prepack Plan does not discriminate unfairly and is fair and equitable with respect to Class 11 (Equity Interests in Genco), as required by section 1129(b)(2)(C) of the Bankruptcy Code because (a) no holder of a Claim or Equity Interest will receive more than it is legally entitled to receive on account of its Claim or Equity Interest and (b) the Prepack Plan does not provide a recovery on account of any Claim or Equity Interest that is junior to Class 11 (Equity Interests in Genco).  Thus, the Prepack Plan may be confirmed notwithstanding the deemed rejection of the Prepack Plan by Class 11 (Equity Interests in Genco).

EE.        Only One Plan (11 U.S.C. § 1129(c)). The Prepack Plan is the only chapter 11 plan filed in each of the Chapter 11 Cases and, accordingly, section 1129(c) of the Bankruptcy Code has been satisfied.

FF.        Principal Purpose of the Prepack Plan (11 U.S.C. § 1129(d)). No party in interest has requested that the Court deny Confirmation of the Prepack Plan on the grounds that the principal purpose of the Prepack Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, and the principal purpose of the Prepack Plan is not such avoidance. Accordingly, the Prepack Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

GG.        Small Business Case (11 U.S.C. § 1129(e)). None of these Chapter 11 Cases is a small business case within the meaning of the Bankruptcy Code. Accordingly, section 1129(e) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

HH.        Good Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record before the Court in these Chapter 11 Cases, including evidence presented at the Combined

Hearing, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Supporting Creditors, (iv) the Backstop Parties, (v) the Convertible Notes Indenture Trustee, (vi) the Prepetition Agents, (vii) the respective successors, predecessors, control persons, members, officers, directors, employees and agents of each of the entities in (i) through (vi), and (viii) the respective attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons, of the entities in (i) through (vi) in each case in their capacities as such, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, and any applicable non-bankruptcy law, rule, or regulation in connection with all of their respective activities relating to the Prepack Plan, including the execution, delivery and performance of the Restructuring Support Agreement and solicitation of acceptances of the Prepack Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

II.            Valuation. The (a) valuation analysis contained in the Disclosure Statement and the Confirmation Direct Testimony Declarations provide the basis for the Prepack Plan, and (b) the estimated post-emergence enterprise value of the Reorganized Debtors are reasonable and credible.  All parties in interest have been given the opportunity to challenge the valuation analysis.  Pursuant to the Confirmation Ruling (defined below) of the Court on July 2, 2014, the valuation analysis (x) is reasonable, persuasive, credible and accurate as of the date such analysis or evidence was prepared, presented, or proffered, and (y) uses reasonable and appropriate methodologies and assumptions.

JJ.           Modification of the Prepack Plan (11 U.S.C. § 1127(a)).  Pursuant to and in compliance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3018, the

Debtors proposed certain modifications to the Prepack Plan as reflected in the modified or amended versions of the Prepack Plan filed with the Court prior to entry of this Confirmation Order (collectively, the “Prepack Plan Modifications”).  In accordance with Bankruptcy Rule 3019, the Prepack Plan Modifications do not (1) affect the classification of Claims or Equity Interests, (2) constitute material modifications of the Prepack Plan under section 1127 of the Bankruptcy Code, (3) cause the Prepack Plan to fail to meet the requirements of sections 1122 or 1123 of the Bankruptcy Code, (4) materially and adversely change the treatment of any Claims or Equity Interests (other than any Claims and Equity Interests held by those who have accepted such Prepack Plan Modifications in writing or in open court), (5) require resolicitation of any holders of Claims or Equity Interests, or (6) require that any such holders be afforded an opportunity to change previously cast acceptances or rejections of the Prepack Plan.  Under the circumstances, the form and manner of notice of the proposed Prepack Plan Modifications are adequate, and no other or further notice of the proposed Prepack Plan Modifications is necessary or required.

KK.        Satisfaction of Confirmation Requirements.  Based upon the foregoing and all other pleadings and evidence proffered or adduced at or prior to the Combined Hearing, the Prepack Plan and the Debtors as proponents of the Prepack Plan satisfy the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

LL.         Retention of Jurisdiction.  Subject to the terms of Article IX of the Prepack Plan, upon the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including the matters set forth in Article IX of the Prepack Plan and section 1142 of the Bankruptcy Code.

IMPLEMENTATION OF THE PLAN

MM.     All documents and agreements necessary to implement the Prepack Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents and agreements are essential elements of the Prepack Plan and consummation of each such agreement is in the best interests of the Debtors, the Estates and holders of Claims and Equity Interests.  The Debtors have exercised reasonable business judgment in determining to enter into the contemplated agreements, and the agreements have been negotiated in good faith, at arm’s-length, are fair and reasonable, and shall, upon completion of documentation and execution (including the documentation of the Amended and Restated Term Loan Facilities and any ancillary documents necessary or appropriate to satisfy the conditions to effectiveness of either of the foregoing), be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.

AMENDED AND RESTATED TERM LOAN FACILITIES

NN.        The Amended and Restated $100 Million Facility and the Amended and Restated $253 Million Facility are essential elements of the Prepack Plan, were proposed in good faith, are critical to the success and feasibility of the Prepack Plan and are necessary and appropriate for consummation and implementation of the Prepack Plan and the transactions contemplated thereby and to the operation of the Reorganized Debtors.  Each of the Amended and Restated Term Loan Facilities constitutes reasonably equivalent value and fair and valuable consideration and is in the best interests of the Debtors, their Estates and creditors, the Reorganized Debtors, and all other parties in interest.  Crédit Agricole-Commercial Investment Bank as administrative agent and security trustee under the Amended and Restated $100 Million Facility (the “Amended and Restated $100 Million Facility Agent”), the lenders party to the Amended and Restated $100 Million Facility (the “Amended and Restated $100 Million Facility Lenders”), Deutsche Bank Luxembourg S.A., as agent and Deutsche Bank

AG Filiale Deutschlandgeschäft, as agent and security agent under the Amended and Restated $253 Million Facility (the “Amended and Restated $253 Million Facility Agent”, and together with the Amended and Restated $100 Million Facility Agent, the “Amended and Restated Term Loan Agents”), the lenders party to the Amended and Restated $253 Million Facility (the “Amended and Restated $253 Million Facility Lenders”, and together with the Amended and Restated $100 Million Facility Lenders, the “Amended and Restated Term Loan Lenders”)  and each of their respective agents, affiliates, current and former officers, directors, employees, managers, attorneys, financial advisors, accountants, investment bankers, consultants, management companies or other professionals or representatives participated in good faith, arm’s length negotiations with respect to the Amended and Restated Term Loan Facilities, respectively, and all other agreements (including the Amended and Restated $100 Million Credit Agreement and the Amended and Restated $253 Million Credit Agreement), instruments, and ancillary documents to be executed and/or delivered in connection with the foregoing (including, but not limited, to any amendment and restatement agreements, supplemental agreements, intercreditor agreements, subordination agreements, guarantee agreements, pledge and security agreements, mortgages or deeds of trust, exhibits and schedules to any agreement or document, certificates, financing statements to be filed in accordance with the Uniform Commercial Code or other applicable law, account control agreements, customary opinions as may be agreed between the Reorganized Debtors and the respective agent under each of the Amended and Restated Term Loan Facilities, any amendments or modifications to any ancillary documents, including mortgages, assignments, pledges or other security agreements, arising under or in connection with the Prepetition $100 Million Facility and the Prepetition $253 Million Facility, respectively, and any other document used to create a validly created, attached, enforceable and perfected security interest) (collectively, the “Amended and Restated Term Loan Facility Documents”).  Any credit extended, letters of credit issued for the account of, or loans made to, the Reorganized Debtors by the Amended and Restated Term Loan Lenders pursuant to the applicable Amended and Restated Term Loan Facilities shall be deemed to have been and has been extended, issued and made in good faith and for legitimate business purposes.  The Amended and Restated Term Loan Agents and the Amended and Restated Term Loan Lenders and each of their respective agents, affiliates, current and former officers, directors, employees, managers, attorneys, financial advisors, accountants, investment bankers, consultants, management companies or other professionals or representatives are therefore entitled to any and all releases, indemnifications or other protections as set forth in the Amended and Restated Term Loan Facility Documents.  The Debtors exercised reasonable business judgment in determining to enter into the Amended and Restated Term Loan Facility and the Amended and Restated Term Loan Facility Documents and have provided sufficient and adequate notice thereof.

OO.        The Amended and Restated Term Loan Facility Documents (when and to the extent entered into) will be and are hereby deemed to be, valid, binding, enforceable and authorized obligations of the Reorganized Debtors in accordance with their terms, and shall not be, and shall not be deemed to be, in conflict with any applicable laws.  The mortgages, pledges, Liens and other security interests, and all other considerations granted or reaffirmed pursuant to or in connection with the Amended and Restated Term Loan Facilities and the Amended and Restated Term Loan Facility Documents (if any), are or will be (as the case may be) and are hereby deemed to be granted in good faith, for fair, good and valuable consideration and for legitimate business purposes as an inducement to the lenders to extend credit thereunder and, as such, do not, and hereby are deemed not to constitute fraudulent or avoidable transfers and shall not be otherwise subject to avoidance, recharacterization, disallowance, reduction, subordination (whether equitable, contractual, or otherwise), counterclaims, recoupment, cross-claims, defenses or any other challenges under or pursuant to the Bankruptcy Code or any other applicable domestic or foreign law or regulation by any Person or Entity.  No third-party consents, authorizations, or approvals are required with respect to the Amended and Restated Term Loan Facility Documents and none of the Amended and Restated Term Loan Facility Documents contravene the Reorganized Debtors’ corporate governance documents or constitute any violation of, default under or otherwise contravene any instrument, contract, agreement or other document to which the Reorganized Debtors are a party.  The execution and delivery of the Amended and Restated Term Loan Facility Documents by the applicable Reorganized Debtor and performance of any obligations thereunder will not result in a violation or default under any instrument, contract, agreement or other document to which it is a party, including those instruments, contracts, agreements or other documents addressed, modified, created or reinstated under the Plan.

CONDITIONS TO THE CONFIRMATION OF THE PREPACK PLAN

PP.         Each of the conditions precedent to entry of this Confirmation Order has been satisfied in accordance with Article VI.A of the Prepack Plan or properly waived in accordance with Article VI.B of the Prepack Plan.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

QQ.        Article IX of the Prepack Plan provides, pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, for the assumption, assumption and assignment, or rejection of certain Executory Contracts and Unexpired Leases.  The Debtors’ determinations regarding the assumption, assumption and assignment, or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Prepack Plan and are in the best interests of the Debtors, their Estates, holders of Claims and other parties in interest in the Chapter 11 Cases.  The Debtors have filed the Rejection Schedule (as it may have been amended or supplemented) as part of the Plan Supplement and have provided notice to the affected counterparties of the Debtors’ determinations regarding the rejection of Executory Contracts or Unexpired Leases.

GLOBAL SETTLEMENT UNDER THE PLAN

RR.        The provisions of the Prepack Plan, as discussed in detail in the Disclosure Statement, constitute a good-faith compromise and settlement pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, among the Debtors, the Backstop Parties, the Supporting 2007 Facility Lenders, the Supporting $253 Million Facility Lenders, the Supporting $100 Million Facility Lenders, and the Supporting Noteholders of numerous disputes arising from or related to (i) the Prepetition 2007 Facility Claims, (ii) the Prepetition $253 Million Facility Claims and the Prepetition $100 Million Facility Claims, (iii) the total enterprise value of the Debtors’ Estates and the Reorganized Debtors for allocation purposes under the Prepack Plan, (iv) the Convertible Note Claims, and (v) the treatment of and distributions to, holders of Unimpaired Claims and Equity Interests.  The entry of this Confirmation Order constitutes the Court’s approval of all of the foregoing compromises and settlements embodied in the Prepack Plan, and the Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, their Estates, creditors, and other parties-in-interest, and are fair, equitable, and within the range of reasonableness.  The provisions of the Prepack Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.  In the event that, for any reason, the Effective Date does not occur, the Debtors, the Backstop Parties, the Prepetition 2007 Facility Lenders, the Prepetition $253 Million Facility Lenders, the Prepetition $100 Million Facility Lenders, and the Convertible Noteholders reserve all of their respective rights with respect to any and all disputes resolved and settled under the Prepack Plan.

SS.           In reaching its decision on the substantive fairness of the compromises and  settlements contained in the Prepack Plan, the Court considered the following factors:  (i) the balance between the probability of success of potential litigations and the future benefits of such compromises and settlements; (ii) the likelihood of complex and protracted litigation and the risk and difficulty of collecting on the judgment; (iii) the proportion of creditors and parties in interest that support the compromises and settlements; (iv) the competency of counsel; (v) the nature and breadth of releases to be granted to officers and directors; and (vi) the extent to which the compromises and settlements are the product of arm’s-length bargaining.  The Court finds that these factors each weigh in favor of approving the compromises and settlements embodied in the Prepack Plan.  The Court also considered the purposes of a “prepackaged” chapter 11 case and the negative impact and disruption upon the Debtors’ Estates and international operations arising from a nonconsensual bankruptcy.

RELEASES, EXCULPATIONS AND INJUNCTIONS OF RELEASED PARTIES

TT.        The release, injunction, discharge and exculpation provisions contained in the Prepack Plan (collectively, the “Releases”) constitute good-faith compromises and settlements of the matters covered thereby.  Such compromises and settlements are made in exchange for consideration and (i) are in the best interests of the Debtors, their Estates and holders of Claims and Equity Interests; (ii) are fair, equitable, and reasonable; and (iii) are integral elements of the restructuring and resolution of the Chapter 11 Cases in accordance with the Prepack Plan.  The failure to approve the Releases would seriously impair the Debtors’ ability to confirm the Prepack Plan.  Each provision of the Releases (i) is within the jurisdiction of the Court under 28 U.S.C. § 1334; (ii) is an essential means of implementing the Prepack Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (iii) is an integral element of the settlements and transactions incorporated into the Prepack Plan; (iv) confers a material benefit on, and is in the best interests of, the Debtors, their estates, and holders of Claims and Equity Interests; (v) is important to the overall objectives of the Prepack Plan to finally resolve all Claims and Equity Interests among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors’ reorganization; and (vi) is consistent with sections 105, 1123 and 1129 of the Bankruptcy Code and all other applicable law.

UU.        Each non-Debtor Released Party that will benefit from the Releases either shares an identity of interest with the Debtors, was instrumental to the successful prosecution of the Chapter 11 Cases, and/or provided a substantial contribution to the Debtors, which value provided a significant benefit to the Debtors’ Estates, and which will allow for distributions that would not otherwise be available to the Debtors’ general unsecured creditors and holders of Equity Interest in Genco but for the contributions made by such non-Debtor parties.

VV.        The Releases are, individually and collectively, integral to, and necessary for the successful implementation of, the Prepack Plan, essential to the Debtors’ reorganization and supported by substantial consideration.  Releases of non-Debtor parties pursuant to Article VI.K of the Prepack Plan are subject to the terms of the Prepack Plan.  Such Releases are binding upon (i) the Prepetition Agents and the Convertible Notes Indenture Trustee; (b) the

holders of Impaired Claims other than those who voted to reject the Prepack Plan and have also opted out of the Releases; (c) the Supporting Creditors; (d) the Backstop Parties; (e) to the fullest extent permissible by law (i) holders of Unimpaired Claims and (ii) holders of Equity Interests; and (f) with respect to the foregoing Persons in (a) through (e), such Person’s current subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equity holders, partners, and other professionals, in each case solely in their capacity as such.  The Ballots explicitly stated the following: (a) those who submit a Ballot voting to reject the Prepack Plan and choose not to opt out of the Releases will be deemed to have consented to the Releases; (b) those that vote to accept the Prepack Plan are automatically deemed to accept the Releases; and (c) those that elect not to return a Ballot are automatically deemed to accept the Releases.

WW.    Those holders of Claims submitting a Ballot voting to accept the Prepack Plan, those who voted to reject the Prepack Plan and chose not to opt out of the Releases, and/or those who abstained from voting on the Prepack Plan, were given due and adequate notice that they would be consenting to the Prepack Plan Releases by acting in such a manner.  The Releases were also disclosed and explained on the Ballots, in the Disclosure Statement and Prepack Plan, and in the Combined Hearing Notice.  Accordingly, in light of all of the circumstances, the Releases satisfy the applicable standards contained in In re Metromedia Fiber Network, Inc., 416 F.3d 136 (2d Cir. 2005), are fair to the releasing parties, and are otherwise appropriate under In re Johns-Manville Corp., 600 F.3d 135 (2d Cir. 2010).

PLAN TRANSACTIONS

XX.        Equity Commitment Agreement and Rights Offering.  From December 31, 2013 to the date of this Confirmation Order, no Material Adverse Effect (as defined in the

Equity Commitment Agreement) has occurred.  Without limiting, impairing or modifying any previous order of this Court approving or governing the Rights Offering, the terms and conditions of the Rights Offering and the Equity Commitment Agreement are fair and reasonable and are in the best interests of the Debtors, their Estates, the Backstop Parties, the holders of the Lender Rights and Lender Oversubscription Rights, and the holders of the Noteholder Rights, and do not conflict with and were conducted and consummated in compliance with applicable law.  The Equity Commitment Agreement and the Rights Offering were negotiated at arms’-length and in good faith, including in connection with the offer, issuance and sale of the New Genco Common Stock pursuant thereto.  The Debtors’ and Reorganized Debtors’ obligations under the Equity Commitment Agreement are valid, binding, enforceable in accordance with their terms and are not in contravention of any applicable law.  The Debtors and the Reorganized Debtors’ compliance with provisions of the Equity Commitment Agreement, performance of their obligations thereunder and the consummation of the transactions contemplated thereby, will not result in any violation of applicable law.

YY.        Rights Offering Solicitation.  The Debtors solicited subscriptions to the Rights Offering in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Guidelines, and any applicable non-bankruptcy laws, rules, or regulations.

ZZ.        Management Incentive Program.  The Management Incentive Program filed as part of the Plan Supplement and integrated into the Prepack Plan has been negotiated at arms’-length and in good faith and in accordance with the terms of the Restructuring Support Agreement.  The terms of the Management Incentive Program are reasonable, in line with the market for incentive compensation of similar companies, appropriate, and calculated to incentivize performance by management.  The compensation committee of the Debtors’ board of directors approved the Management Incentive Program in an exercise of its reasonable business judgment.   The allocation of rights under the Management Incentive Program shall be determined by the New Board following the Effective Date, and will be available only to post-Effective Date directors, officers, and other management of the Reorganized Genco.  The implementation and administration of the Management Incentive Program will not occur until the Effective Date of the Prepack Plan and will be subject to the oversight of the New Board in accordance with the terms of the agreements relating to the Management Incentive Program.  The Debtors have also provided adequate notice of the material terms of the Management Incentive Program as part of the Plan Supplement.

WAIVER OF STAY

AAA.          Under the circumstances, it is appropriate that the 14-day stay imposed by Bankruptcy Rules 3020(e) and 7062(a) be waived.

II.	ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS THEREFORE HEREBY ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

1.             Solicitation. The Solicitation Procedures, Solicitation Packages, and the Solicitation were appropriate and satisfactory and were in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Guidelines.

2.             Ballots.  The forms of Ballots annexed to the Scheduling Motion are adequate and appropriate, are in compliance with Bankruptcy Rule 3018(c) and the Guidelines, conform to Official Form No. 14, and are approved in all respects.  No other ballots are or were required.

3.            Notice to Non-Voting Classes.  The transmittal of the Combined Notice to all known members of the Non-Voting Classes was appropriate and satisfactory and was in compliance with applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Guidelines.  No further solicitation of votes to accept or reject the Prepack Plan from the Non-Voting Classes was necessary.

4.             The Disclosure Statement.  The Disclosure Statement (a) contains adequate information of a kind generally consistent with the disclosure requirements of applicable non-bankruptcy law, including the Securities Act, (b) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Prepack Plan, and the transactions contemplated therein, and (c) is approved in all respects.

5.             Confirmation of the Prepack Plan.  The Prepack Plan (including the Plan Supplement) and each of its provisions (whether or not specifically approved herein) is and are CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code, and the terms of the Prepack Plan and the Plan Supplement are incorporated by reference into, and are an integral part of, this Confirmation Order.  The Effective Date of the Prepack Plan shall occur on the date determined by the Debtors when the conditions set forth in Article X.A of the Prepack Plan have been satisfied or, if applicable, have been waived in accordance with Article X.B of the Prepack Plan.  The failure to specifically include or refer to any particular article, section or provision of the Prepack Plan, Plan Supplement or any related document in this Confirmation Order shall not diminish or impair the effectiveness of such article, section or provision, it being the intent of the Court that this Confirmation Order confirms the Prepack Plan and any related documents in their entirety.

6.            Objections to the Prepack Plan Are Overruled.  Any objections or responses to confirmation of the Prepack Plan and the reservation of rights contained therein that (a) have not been withdrawn, waived or settled prior to the entry of this Confirmation Order or (b) are not cured by the relief granted herein are hereby OVERRULED in their entirety and on their merits, and all withdrawn objections or responses are hereby deemed withdrawn with prejudice.

7.              No Action Required.  Under the provisions of applicable non-bankruptcy law (including Marshall Islands law) and section 1142(b) of the Bankruptcy Code, no action of the respective directors, stockholders, managers, or members of the Debtors is required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Prepack Plan and any contract, instrument, or other document (including any documents that are part of the Plan Supplement) to be executed, delivered, adopted, or amended in connection with the implementation of the Prepack Plan.

8.            Prepack Plan Classification Controlling.  The terms of the Prepack Plan shall govern the classification of Claims and Equity Interests for purposes of the distributions to be made thereunder.  The classifications set forth on the Ballots tendered to or returned by the holders of Claims in connection with voting on the Prepack Plan:  (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Prepack Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Prepack Plan for distribution purposes; (c) may not be relied upon by any holder of a Claim as representing the actual classification of such Claim under the Prepack Plan for distribution purposes; and (d)  shall not be binding on the Debtors and Reorganized Debtors except for voting purposes.

9.            Order Binding on All Parties.  Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Prepack Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are deemed to have accepted the Prepack Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Prepack Plan, each Person acquiring property under the Prepack Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with any Debtor, and the respective heirs, executors, administrators, trustees, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, guardians, successors or assigns, if any, of any of the foregoing.  On the Effective Date, all settlements, compromises, releases (including, without limitation, the Releases), waivers, discharges, exculpations, and injunctions set forth in the Prepack Plan shall be effective and binding on all Persons.

10.          Other Essential Documents and Agreements.  The form of documents comprising the Plan Supplement, any other agreements, instruments, certificates or documents related thereto and the transactions contemplated by each of the foregoing are approved and, upon execution and delivery of the agreements and documents relating thereto by the applicable parties (and the satisfaction of applicable terms and conditions to their effectiveness), shall be in full force and effect and valid, binding and enforceable in accordance with their terms without the need for any further notice to or action, order or approval of this Court, or other act or action under applicable law, regulation, order or rule.  The Debtors, and after the Effective Date, the Reorganized Debtors, are authorized, without further approval of this Court or any other party, to execute and deliver all agreements, documents, instruments, securities and certificates relating to such agreements and perform their obligations thereunder, including, without limitation, amendment or modification of such documents in accordance with their terms and applicable non-bankruptcy law (including Marshall Islands law) and the payment of all fees due thereunder or in connection therewith.  The approval of the New Genco Charter and the New Genco By-Laws hereunder shall be deemed to be the requisite approval of the same by the shareholders of Genco for purposes of applicable non-bankruptcy law.

11.           Continued Corporate Existence and Vesting of Assets.  Except as otherwise provided herein: (i) each Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable law; and (ii) on the Effective Date, all property of each Debtor’s Estate, and any property acquired by such Debtor or Reorganized Debtor during the pendency of the Chapter 11 Cases or under the Prepack Plan, shall vest in such Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, Equity Interests and other interests, except for the Liens and Claims established under the Prepack Plan (including in respect of, pursuant to, or in accordance with the obligations continuing or arising under the Amended and Restated Term Loan Facilities and the Amended and Restated Term Loan Facility Documents, which are hereby reaffirmed).  On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by the Prepack Plan or this Confirmation

Order as well as the documents and instruments executed and delivered in connection therewith, including the documents, exhibits, instruments and other materials comprising the Plan Supplement.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur from and after the Effective Date for Fee Claims, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Court.

12.           General Settlement of Claims and Equity Interests. As one element of, and in consideration for, an overall negotiated settlement of numerous disputed Claims and issues embodied in the Prepack Plan, the provisions of the Prepack Plan shall, upon consummation, constitute a good-faith compromise and settlement, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, among the Debtors, the Backstop Parties, the Supporting 2007 Facility Lenders, the Supporting $253 Million Facility Lenders, the Supporting $100 Million Facility Lenders, and the Supporting Noteholders of various disputes arising from or related to (i) the Prepetition 2007 Facility Claims, (ii) the Prepetition $253 Million Facility Claims and the Prepetition $100 Million Facility Claims, (iii) the total enterprise value of the Debtors’ Estates and the Reorganized Debtors for allocation purposes under the Prepack Plan, (iv) the Convertible Note Claims, and (v) the treatment of and distribution to holders of Unimpaired Claims and Equity Interests.  In the event that, for any reason, the Effective Date does not occur, the Debtors, the Backstop Parties, the Prepetition 2007 Facility Lenders, the Prepetition $253 Million Facility Lenders, the Prepetition $100 Million Facility Lenders, the Prepetition Agents, and the Convertible Noteholders shall retain all of their respective rights with respect to any and all disputes resolved and settled under the Prepack Plan.

13.           Disallowance of Claims.  With respect to each Claim not subject to the Bar Date Order, except as provided herein or otherwise agreed, any and all Proofs of Claim shall be deemed expunged from the claims register on the Effective Date without any further notice to or action, order, or approval of the Court and the Claim on which such Proof of Claim was filed shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced.

14.           With respect to each General Unsecured Claim and Claim subordinated pursuant to section 510(b) of the Bankruptcy Code subject to the Bar Date Order, except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Court, and holders of such Claims may not receive any distributions on account of such Claims.

15.          Discharge of the Debtors.  The Prepack Plan discharge provision set forth in Article VI.C of the Prepack Plan is approved in all respects, is incorporated herein in its entirety, and is so ordered and shall be immediately effective on the Effective Date of the Prepack Plan without further order or action on the part of the Court or any other party.

16.          Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Prepack Plan including with respect to the Amended and Restated Term Loan Facilities and the Amended and Restated Term Loan Facility Documents, or in any contract, instrument or other agreement or document created pursuant to the Prepack Plan (including, for the avoidance of doubt, any contract, instrument, or other agreement or document contained in the Plan Supplement), the distributions, rights and treatment that are provided in the Prepack Plan shall be in complete satisfaction, discharge and release of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Equity Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Equity Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Prepack Plan on account of such Claims and Equity Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not:  (i) a Proof of Claim based upon such debt, right or Equity Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Equity Interest based upon such debt, right or Equity Interest is Allowed; or (iii) the holder of such a Claim or Equity Interest has accepted the Prepack Plan or is entitled to receive a distribution hereunder.  Any default by the Debtors or their affiliates with respect to any Claim or Equity Interest that existed immediately before or on account of the filing of the Chapter 11 Case shall be deemed cured on the Effective Date.

17.          Injunction. The Prepack Plan injunction provisions set forth in Article VI.D of the Prepack Plan are approved in all respects, are incorporated herein in their entirety,

 are so ordered and shall be immediately effective on the Effective Date of the Prepack Plan without further order or action on the part of the Court or any other party.

18.           From and after the Effective Date, all persons are permanently enjoined from commencing or continuing in any manner, any Cause of Action released or to be released pursuant to the Prepack Plan or this Confirmation Order.

19.           From and after the Effective Date, to the extent of the Releases and Exculpation granted in Article VI of the Prepack Plan, the Releasing Parties shall be permanently enjoined from commencing or continuing in any manner against the Released Parties and their assets and properties, as the case may be, any suit, Cause of Action, or other proceeding, on account of or respecting any Claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest or remedy released or to be released pursuant to Article VI of the Prepack Plan or this Confirmation Order.

20.          Except as otherwise expressly provided in the Prepack Plan, the Plan Supplement or related documents, or for obligations issued pursuant to the Prepack Plan, all Persons who have held, hold or may hold Claims or Equity Interests that have been released pursuant to Article VI.K.1 and Article VI.K.2 or discharged pursuant to Article VI.C or are subject to exculpation pursuant to Article VI.K.3 are permanently enjoined, from and after the Effective Date, from taking any of the following actions: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree or order against such Released Parties on account of or in connection with or with respect to any such Claims or Equity Interests; (iii) creating, perfecting, or enforcing any encumbrance of any kind against such

Released Parties or the property or estate of such Released Parties on account of or in connection with or with respect to any such Claims or Equity Interests; (iv) asserting any right of setoff or subrogation of any kind against any obligations due from the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors on account of any such Claim; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests released, settled or discharged pursuant to the Prepack Plan.

21.           The rights afforded in the Prepack Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against the Debtors or any of their assets, property or Estates.  On the Effective Date, all such Claims against the Debtors shall be fully released and discharged except as otherwise expressly provided for in the Prepack Plan with respect to the Amended and Restated Term Loan Facilities and the Equity Interests in Genco shall be cancelled.

22.          Except as otherwise expressly provided for herein or in the Prepack Plan, the Plan Supplement, or related documents, or in obligations issued pursuant to the Prepack Plan from and after the Effective Date, all Claims against the Debtors shall be fully released and discharged, and all Equity Interests shall be cancelled, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code.

23.           Except as otherwise expressly provided herein or in the Prepack Plan, the Plan Supplement or related documents, or for obligations issued pursuant to the Prepack Plan, all persons shall be precluded from asserting against the Debtors, the Debtors’ Estates, the

Reorganized Debtors, each of their respective successors and assigns, and each of their assets and properties, and each of the Released Parties, any other Claims or Equity Interests based upon any documents, or instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

24.           Releases and Exculpations of Released Parties.

(a)            Except as provided in the Confirmation Ruling (as defined below), the Releases set forth in Article VI of the Prepack Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Prepack Plan without further order or action on the part of the Court, any of the parties to such Releases or any other party.

(b)            Releases by the Debtors. On the Effective Date, and notwithstanding any other provisions of the Prepack Plan, the Debtors and the Reorganized Debtors, on behalf of themselves and their Estates, are deemed to unconditionally release the Released Parties from any and all Claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, assertable on behalf of or derivative from the Debtors, based in whole or in part upon actions taken solely in their respective capacities described in the Prepack Plan or any omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the Disclosure Statement, the Equity Commitment Agreement, the Restructuring Support Agreement, the documents included in the Plan Supplement, the Rights Offering, or the Prepack Plan or related agreements, instruments, or other documents, provided, however, that (i)  no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct as determined by a Final Order, (ii) other than with respect to the Prepetition 2007 Facility Claims, the Prepetition $100 Million Facility Claims, the Prepetition $253 Million Claims, and the Convertible Note Claims, the Reorganized Debtors shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set-off or recoupment against any Claims of any such persons asserted against the Debtors, (iii) the foregoing release shall not apply to obligations arising under the Amended and Restated Term Loan Facilities and (iv) the foregoing release applies to the Released Parties solely in their respective capacities described in the Prepack Plan.

(c)            Releases by Holders of Claims and Equity Interests.  On the Effective Date, and notwithstanding any other provisions of the Prepack Plan, (i) each Releasing Party shall be deemed to have forever released and covenanted with the Released Parties not to sue or otherwise seek recovery from any Released Party on account of any Claim, including any Claim or Cause of Action based upon tort, breach of contract, violations of federal or state securities laws or otherwise, based upon any act, occurrence, or failure to act from the beginning of time through the Effective Date in any way related to the Debtors or their businesses and affairs and (ii) each Releasing Party shall be deemed to have forever released and covenanted with the Released Parties not to assert against any Released Party any Claim, obligation, right, Cause of Action or liability that any holder of a Claim may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated under the Prepack Plan, the Chapter 11 Cases, the documents included in the Plan Supplement, the Rights Offering, the Equity Commitment Agreement, the Restructuring Support Agreement, the Prepack Plan, or the Disclosure Statement or related agreements, instruments or other documents, provided, however, the foregoing release shall not (i) apply to obligations arising under the Prepack Plan, (ii) apply to obligations arising under the Amended and Restated Term Loan Facilities, (iii) be construed to prohibit a party in interest from seeking to enforce the terms of the Prepack Plan, and (iv) apply to any act or omission that constitutes gross negligence or willful misconduct as determined by a Final Order.  The foregoing releases shall apply to the Released Parties solely in their respective capacities described in the Prepack Plan.  For the avoidance of doubt, nothing in Article VI.K.2 of the Prepack Plan shall be deemed to release any Claim that is unrelated to the Debtors, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated under the Prepack Plan, the Chapter 11 Cases, the documents included in the Plan Supplement, the Rights Offering, the Equity Commitment Agreement, the Restructuring Support Agreement, the Prepack Plan, or the Disclosure Statement or related agreements, instruments, or other documents.

(d)            Exculpation.  The Debtors, the Reorganized Debtors, the professionals retained by the Equity Committee pursuant to section 1103 of the Bankruptcy Code, and the members of the Equity Committee (solely in their capacity as members) and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission that occurred during and in connection with the Chapter 11 Cases or in connection with, or arising out of the preparation and filing of, the Chapter 11 Cases, the preparation and negotiation of the Equity Commitment Agreement and the Restructuring Support Agreement, the preparation, negotiation, and filing of the Prepack Plan, the Disclosure Statement, the negotiation of the documents included in the Plan Supplement, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Prepack Plan, the Chapter 11 Cases, the Rights Offering, the consummation of the Prepack Plan, the administration of the Prepack Plan or the property to be distributed under the Prepack Plan, or any transaction contemplated by or distributions made pursuant to the Prepack Plan or Disclosure Statement or in furtherance thereof except for any act or omission that constitutes willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Prepack Plan.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.  Without limiting the generality of the foregoing, the Released Parties shall be entitled to and granted the protections and benefits of section 1125(e) of the Bankruptcy Code.  Pursuant to section 105 of the Bankruptcy Code, no holder or purported holder of an Administrative Claim, Claim or Equity Interest shall be permitted to commence or continue any Cause of Action, employment of process, or any act to collect, offset, or recover any Claim against a Released Party that accrued on or before the Effective Date and that has been released or waived pursuant to the Prepack Plan.

(e)            Liabilities to, and Rights of, Governmental Units.  As to the United States of America, its agencies, departments, or agents (collectively, the “United States”), nothing in the Prepack Plan or this Confirmation Order shall limit or expand the scope of discharge, release or injunction to which the Debtors or Reorganized Debtors are entitled to under the Bankruptcy Code.  The discharge, release and injunction provisions contained in the Prepack Plan and this Confirmation Order are not intended and shall not be construed to bar the United States from, subsequent to entry of this Confirmation Order, pursuing any police or regulatory action, except to the extent those discharge and injunctive provisions bar a Governmental Unit from pursuing Claims.

Notwithstanding anything contained in the Prepack Plan or this Confirmation Order to the contrary, nothing in the Prepack Plan or this Confirmation Order shall discharge, release, impair or otherwise preclude: (1) any liability to a Governmental Unit that is not a Claim; (2) any Claim of a Governmental Unit arising on or after the Confirmation Date; (3) any valid right of set-off or recoupment of the United States against a Debtor; or (4) any liability of the Debtors or Reorganized Debtors under environmental law to any Governmental Unit as the owner or operator of property that such Entity owns or operates after the Confirmation Date, except those obligations to reimburse costs expended or paid by a Governmental Unit before the Petition Date or to pay penalties owing to a Governmental Unit for violations of environmental laws or regulations that occurred before the Petition Date.  Nor shall anything in the Prepack Plan or this Confirmation Order: (i) enjoin or otherwise bar the United States or any Governmental Unit from asserting or enforcing, outside the Court, any liability described as not discharged in the preceding sentence; or (ii) divest any court of jurisdiction to determine whether any liabilities asserted by the United States or any Governmental Unit are discharged or otherwise barred by the Prepack Plan, this Confirmation Order, or the Bankruptcy Code.

Moreover, nothing in the Prepack Plan or this Confirmation Order shall release or exculpate any non-Debtor, including any Released Parties, from any liability to the United

States, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties, nor shall anything in the Prepack Plan or this Confirmation Order enjoin the United States from bringing any claim, suit, action or other proceeding against the Released Parties for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code.

25.          Indemnification Obligations.  Subject to Article V(F) of the Prepack Plan, on and after the Effective Date, the Debtors and Reorganized Debtors shall assume all indemnification obligations in place as of the Effective Date (whether in bylaws, certificates of incorporation, board resolutions, contracts, or otherwise) for the current directors, officers, managers, employees, attorneys, other professionals and agents of the Debtors who served in those capacities on or after the Petition Date.  All such indemnification obligations shall survive confirmation of the Prepack Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with any event occurring before, on or after the Petition Date.

26.          Preservation of Insurance.  The Debtors’ discharge and release from all Claims as provided herein and in the Prepack Plan shall not diminish or impair the enforceability of any insurance policy that may provide coverage for Claims against the Debtors, the Reorganized Debtors, their current and former directors and officers, or any other Person.  Notwithstanding the foregoing, the preservation of insurance shall not impair nor diminish any Releases under the Prepack Plan.

27.          Entry into the Registration Rights Agreement.  The Reorganized Debtors are authorized to enter into and execute the Registration Rights Agreement, and any agreement or document entered into in connection therewith, which shall become effective and binding in accordance with the Prepack Plan.

28.          Exemption from Registration.  To the extent that the Debtors’ Solicitation of the Prepack Plan is deemed to constitute an offer of new securities, the Company’s prepetition Solicitation shall be exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) (and of any equivalent state securities or “blue sky” law) pursuant to section (4)(a)(2) thereof, which exempts from registration under the Securities Act all “transactions by an issuer not involving any public offering,” 15 U.S.C. § 77d(2), and the “safe harbor” provisions set forth in 17 C.F.R. § 506 (17 C.F.R. §  230, 501 et seq., being “Regulation D”).  The Debtors have complied with the applicable requirements of section 4(a)(2) of the Securities Act and Regulation D thereunder.  Specifically, to comply with applicable securities laws, the treatment for holders of Convertible Note Claims depended on whether the holder is an Eligible Noteholder or a Non-Eligible Noteholder.  Eligible Noteholders are those holders on the Claims Record Date that demonstrate to the reasonable satisfaction of the Debtors or Reorganized Debtors (as applicable) that they are a QIB or an Accredited Investor.  Only holders of an Allowed Convertible Note Claim that are Eligible Noteholders may receive shares of New Genco Common Stock on exercise of such Rights, and only such holders shall receive a Pro Rata share of the Convertible Notes Equity Distribution.  Non-Eligible Noteholders are those holders on the Claims Record Date that demonstrate to the reasonable satisfaction of the Debtors or the Reorganized Debtors (as applicable) that they are not a QIB or an Accredited Investor.  On or as soon as practicable after the Effective Date, in full and final satisfaction, settlement, release and discharge of and in exchange for each Convertible Note Claim, (i) each holder of an Allowed Convertible Note Claim that is an

Eligible Noteholder shall receive its Pro Rata share of the Convertible Notes Equity Distribution, and the Noteholder Rights, and (ii) each holder of an Allowed Convertible Note Claim that is a Non-Eligible Noteholder shall receive a Cash payment equal to the value of the Noteholder Rights and Convertible Notes Equity Distribution such Non-Eligible Noteholder would have received if it was an Eligible Noteholder.  The Debtors have also confirmed to their reasonable satisfaction that each holder of a Prepetition 2007 Facility Claim is a QIB or an Accredited Investor.

29.          The offering (other than as provided in paragraph 26 above), issuance, and distribution of the New Genco Common Stock and the New Genco Equity Warrants under Article III of the Prepack Plan, the Rights, the New Genco Common Stock issued in the Rights Offering, and the New Genco Common Stock issuable upon exercise of the New Genco Equity Warrants shall be exempt under section 1145(a) of the Bankruptcy Code from the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration of an offer or sale of securities, except with respect to any person that is deemed an “underwriter” under section 1145(b) of the Bankruptcy Code, in which case the New Genco Common Stock and the New Genco Equity Warrants shall be issued pursuant to another available exemption from registration under the Securities Act and other applicable law. The New Genco Common Stock underlying the Management Incentive Program, the New Genco MIP Warrants, and the New Genco Common Stock issuable upon exercise of the New Genco MIP Warrants will be issued pursuant to an available exemption from registration under the Securities Act and other applicable law.  The New Genco Common Stock, if any, issuable pursuant to the Equity Commitment Agreement shall be issued pursuant to an available exemption from registration under the Securities Act and other applicable law.

30.          Consummation of the Equity Commitment Agreement and Approval of the Rights Offering.  The Debtors and the Reorganized Debtors are hereby authorized, without further notice to or action, order or approval of this Court or any other Person or Entity, to (a) perform under the Equity Commitment Agreement, (b) execute and deliver any agreements, documents, instruments and certificates relating to the Rights Offering and the Equity Commitment Agreement that may be necessary or appropriate, including in connection with the offer, issuance or sale of New Genco Common Stock pursuant thereto and (c) consummate the transactions contemplated by the Equity Commitment Agreement in accordance with the terms thereof.

31.          Approval of the Management Incentive Program.  On the Effective Date, the Reorganized Debtors shall adopt and implement the Management Incentive Program and the Management Incentive Program shall become effective without further action by the Reorganized Debtors or any further approvals (other than this Court’s approval of this Confirmation Order).  The Debtors and the Reorganized Debtors are authorized to execute and deliver all agreements, documents, instruments and certificates relating to the Management Incentive Program and to perform their obligations thereunder in accordance with, and subject to, the terms of the Prepack Plan, the Management Incentive Program, the New Genco MIP Warrant Agreement, and any other agreements relating to the Management Incentive Program.  The Management Incentive Program satisfies the shareholder approval requirements of Internal Revenue Code section 162(m) because the material terms of the Management Incentive Program and the New Genco MIP Warrant Agreement were disclosed in the Prepack Plan and the Plan Supplement and are approved pursuant to this Confirmation Order.  The New Genco

MIP Primary Equity and New Genco MIP Warrants to be issued pursuant to the Prepack Plan shall be duly authorized, validly issued, fully paid and non-assessable.

32.          Authorization of Issuance of Securities.  The issuance in accordance with the Prepack Plan of the New Genco Common Stock (including the New Genco Common Stock issuable upon consummation of the Rights Offering, pursuant to the Equity Commitment Agreement and in accordance with the Management Incentive Program, and including the New Genco Common Stock issuable upon exercise of the New Genco Equity Warrants and the New Genco MIP Warrants), the New Genco Equity Warrants, and the New Genco MIP Warrants by Reorganized Genco is authorized without the need for any further corporate action and without any further action by any holder of a Claim or Equity Interest.  All of the New Genco Common Stock, issuable in accordance with the Prepack Plan (including the New Genco Common Stock issuable upon consummation of the Rights Offering, pursuant to the Equity Commitment Agreement and in accordance with the Management Incentive Program, and including the New Genco Common Stock issuable upon exercise of the New Genco Equity Warrants and the New Genco MIP Warrants), when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable.

33.          If the status of a Record Date Convertible Noteholder is not reasonably demonstrated to the Reorganized Debtors as an Eligible Noteholder or Non-Eligible Noteholder within eighteen (18) months of the Effective Date (after reasonable steps have been taken to identify holders of Convertible Note Claims whose status has not been determined after the Effective Date, and to contact such holders in order to obtain such information so as to permit a determination of their status to be made), any distribution to which such Record Date Convertible Noteholder would be entitled under the Prepack Plan shall, pursuant to section

347(b) of the Bankruptcy Code, become the property of the Reorganized Debtors against which such Convertible Note Claim was Allowed, and the entitlement of such Record Date Convertible Noteholders to such distribution shall be extinguished.  Notwithstanding the foregoing, if any Record Date Convertible Noteholder believes that it has reasonably demonstrated that it is an Eligible Noteholder or Non-Eligible Noteholder, and the Debtors or Reorganized Debtors dispute such demonstration, then such Record Date Convertible Noteholder may submit such dispute to the Court before the expiration of eighteen (18) months after the Effective Date, and the time deadline of eighteen (18) months shall be tolled until the dispute is resolved.  For ease of distribution, the New Genco Equity Warrants may be issued in certificated form to holders of record of Equity Interests in Genco on the Effective Date.

34.          Claims Record Date.  Notwithstanding anything to the contrary in the Prepack Plan, (i) the Claims Record Date for holders of Prepetition 2007 Facility Claims shall be June 18, 2014 and (ii) the Claims Record Date for holders of Convertible Notes Claims shall be the Effective Date.  For purposes of the Prepack Plan, the Debtors or the Reorganized Debtors shall have no obligation to, but may in consultation with the Supporting 2007 Facility Lenders and the Supporting Noteholders, recognize the transfer of any of the Claims or Equity Interests occurring after the Claims Record Date.  The Debtors and the Reorganized Debtors shall instead be entitled to recognize and deal only with those record holders stated on the claims register (for Claims) and the transfer ledgers (for Equity Interests) as of the close of business on the Claims Record Date.

35.          Exemption from Transfer Taxes.  Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, all transfers of property pursuant hereto, including (i) the issuance, transfer or exchange under the Prepack Plan of New Genco Common

Stock, the New Genco Equity Warrants, the Rights, the New Genco MIP Primary Equity, the New Genco MIP Warrants, and the security interests in favor of the lenders under each of the Amended and Restated Term Loan Facilities, (ii) the making or assignment of any lease or sublease, or (iii) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Prepack Plan, shall not be subject to any stamp, conveyance, mortgage, sales or use, real estate transfer, recording or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

36.            Amended and Restated Term Loan Facilities.

(a)            The Amended and Restated Term Loan Facilities and the Amended and Restated Term Loan Facility Documents are hereby approved.  The Reorganized Debtors (i) are authorized to enter into the Amended and Restated Term Loan Facilities and grant collateral security required thereunder and (ii) shall execute and make such security and pledge agreements, mortgages or deeds of trust, control agreements, guarantee agreements, intercreditor agreements, certificates, amendments or modifications to any of the foregoing documents executed in connection with the Prepetition $100 Million Facility and the Prepetition $253 Million Facility, and other documents and deliveries as reasonably requested by either the agents or lenders under each of the Amended and Restated Term Loan Facilities to more fully evidence, confirm, validate, perfect, preserve and enforce the Amended and Restated Term Loan Facilities and the security interests arising thereunder and related thereto.  Each of the applicable Debtors and Reorganized Debtors, as the case may be, is further authorized to undertake any and all acts and actions required to implement the Amended and Restated Term Loan Facilities, including to execute and/or deliver (as the case may be) the Amended and Restated Term Loan Facility Documents and all other documents, instruments and agreements (including, for the avoidance of doubt, those that grant or amend security interests in collateral (if any)) necessary or appropriate to satisfy the conditions to the effectiveness of the Amended and Restated Term Loan Facilities.  Such documents, instruments and agreements (including, for the avoidance of doubt, those identified in clauses (i) and (ii) in this paragraph 33(a)) shall become effective and enforceable in accordance with their terms on the Effective Date, are hereby ratified, and shall constitute legal, valid, binding and authorized obligations of the applicable Reorganized Debtors to which all creditors (existing and hereafter) are and shall be bound thereby.  For the avoidance of doubt, any resolutions by the existing Board of Directors ratifying the entry into the Amended and Restated Term Loan Facilities prior to the Effective Date shall be deemed binding upon the New Board without the necessity of further action, including ratification, by the New Board.  The Debtors and the Reorganized Debtors, as applicable, are hereby authorized without further court approval or notice to any other party, to execute and deliver the Amended and Restated Term Loan Facility Documents and fully perform their obligations thereunder as well as to take any additional or other action that is necessary or appropriate to satisfy the conditions to the effectiveness of the Amended and Restated Term Loan Facilities.

(b)            Any loans or other extension of credit under the Amended and Restated Term Loan Facilities shall be deemed to have been extended in good faith (as such term is used in section 364(e) of the Bankruptcy Code) and the granting of Liens and issuance of guarantees to secure such loans and other extensions of credit are approved, reaffirmed and authorized in all respects. The mortgages, pledges, guarantees, Liens and other security interests granted pursuant to or in connection with the Prepetition $100 Million Facility and Prepetition $253 Million Facility, respectively, are hereby ratified and reaffirmed by the Debtors and the Reorganized Debtors, as applicable, and on and after the Effective Date, such security interests shall continue without any diminution thereof and shall remain in full force and effect.   For the avoidance of doubt, the agents and lenders under each of the Amended and Restated Term Loan Facilities are authorized to take any action that is necessary or appropriate to validate and perfect the Liens and security interests that are granted or reaffirmed in connection with each facility.

(c)            The Debtors and Reorganized Debtors are authorized to pay in full all fees, costs and expenses set forth in the Amended and Restated Term Loan Facilities, the Amended and Restated Term Loan Facility Documents, or referred to in any commitment letter, term sheet or financing fee letter associated therewith, or incurred in connection with the Amended and Restated Term Loan Facilities, including the Amended and Restated Term Loan Agents’ reasonable professional fees and expenses.

(d)            Notwithstanding anything to the contrary in this Confirmation Order or the Prepack Plan, the Court’s retention of jurisdiction shall not govern the enforcement of the Amended and Restated Term Loan Facilities or any Liens, rights or remedies related thereto, but instead, such enforcements shall be governed as set forth in the applicable Amended and Restated Term Loan Documents.

(e)            If, after the Effective Date, this Confirmation Order is vacated, reversed or modified and, at the time this Confirmation Order is vacated, reversed or modified, the Amended and Restated Term Loan Facilities are in effect, then as applicable: (i) the vacatur, reversal or modification of this Confirmation Order shall not adversely affect the validity or priority of any obligations incurred by the Reorganized Debtors arising in connection with the

Amended and Restated Term Loan Facilities or any security interests, claims or guarantees granted or reaffirmed by any party to the Amended and Restated Term Loan Facilities; (ii) the terms and conditions of the Amended and Restated Term Loan Facilities, as in effect at the time of the vacatur, reversal or modification of this Confirmation Order, shall be binding on the Reorganized Debtors and other parties to the agreement, and the parties to the Amended and Restated Term Loan Facilities shall enjoy the same priority of Liens and rights granted to them under the Amended and Restated Term Loan Facilities; and (iii) to the extent this Confirmation Order has been vacated or reversed, any Liens, guarantees or claims reaffirmed or granted to any party pursuant to the Amended and Restated Term Loan Facilities and the Amended and Restated Term Loan Facility Documents shall be (in addition to all other rights and remedies available to the agents and the lenders under the Amended and Restated Term Loan Facilities) deemed to have been granted or reaffirmed by, and shall become obligations of, the predecessors in interest of the Reorganized Debtors.

37.          Executory Contracts and Unexpired Leases.

(a)            The Executory Contract and Unexpired Lease provisions of Article IX of the Prepack Plan are specifically approved in all respects, are incorporated herein in their entirety and are so ordered.  The Debtors and Reorganized Debtors are authorized to assume, assume and assign, or reject Executory Contracts and Unexpired Leases in accordance with Article IX of the Prepack Plan.

(b)            Assumption of Executory Contracts and Unexpired Leases.  Pursuant to Article IX of the Prepack Plan, on the Effective Date each Executory Contract and Unexpired Lease not previously assumed, assumed and assigned, or rejected shall be deemed automatically assumed pursuant to sections 365 and 1123 of the Bankruptcy Code as of the

Effective Date, unless any such Executory Contract or Unexpired Lease: (i) is expressly identified on the Rejection Schedule; (ii) has been previously rejected by the Debtors by Final Order or has been rejected by the Debtors by order of the Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (iii) is the subject of a motion to reject pending as of the Effective Date; or (iv) is otherwise rejected pursuant to the terms herein.  This Confirmation Order constitutes an order approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date or as otherwise set forth in the Rejection Schedule.

(c)            Cure Claims.  At the election of the Debtors or the Reorganized Debtors, as applicable, any monetary defaults, other than a default which is not required to be cured under sections 365(b)(2) and 365(e), under each Executory Contract and Unexpired Lease to be assumed under the Prepack Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code in one of the two following ways: (i) payment of the Cure Claim in Cash on or as soon as reasonably practicable to upon the later of (A) thirty (30) days after the determination of the Cure Claim, and (B) the Effective Date or (C) such other date as may be set by the Court; or (ii) on such other terms as agreed to by the Debtors or Reorganized Debtors and the non-Debtor counterparty to such Executory Contract or Unexpired Lease.  In the event of a dispute pertaining to the assumption or assignment, the Cure Claim payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the resolution of the dispute in accordance with Article VII.A of the Prepack Plan.

(d)            Adequate Assurance of Future Performance.  The only adequate assurance of future performance required for each assumed Executory Contract or Unexpired Lease shall be the promise of the applicable Reorganized Debtor to perform all obligations under such Executory Contract or Unexpired Lease under this Prepack Plan.  Sufficient adequate assurance of future performance has been provided for each assumed Executory Contract or Unexpired Lease.

(e)            Release Upon Assumption of Executory Contract or Unexpired Lease.  Assumption of any Executory Contract or Unexpired Lease pursuant to the Prepack Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date the Debtors or Reorganized Debtors assume such Executory Contract or Unexpired Lease.  Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Court.

(f)             Bar Date for Rejection Claims. Rejection Damage Claims must be filed with the Debtors’ notice and claims agent, GCG, Inc.7, no later than thirty (30) days after the date of entry of an order of rejection or if the Executory Contract or Unexpired Lease is listed on the Rejection Schedule, within thirty (30) days after the date of entry of the Confirmation Order (the “Rejection Bar Date”).  For the avoidance of doubt, all Allowed Rejection Damage Claims shall be treated as General Unsecured Claims.  Any Rejection Damage Claims that are not timely filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized Debtor without the need for any objection by the

7 Rejection Damage Claims must be filed so as to be actually received by the Debtors’ notice and claims agent, GCG, Inc., by the Rejection Bar Date and be submitted in one of the following methods: (i) by hand delivery or overnight courier:  Genco Shipping & Trading Limited, c/o GCG, Inc., 5151 Blazer Parkway, Suite A, Dublin, Ohio 43017; or (ii) by first class mail: Genco Shipping & Trading Limited, c/o GCG, Inc., P.O. Box 10054, Dublin, OH 43017-6654.  Rejection Damage Claims may not be delivered by facsimile, telecopy or electronic mail transmission.

Reorganized Debtors or further notice to or action, order, or approval of the Court, and any Rejection Damage Claim shall be deemed fully satisfied, released and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

38.           Postpetition Contracts and Leases.  All contracts, agreements and leases that were entered into by any of the Debtors or assumed by any of the Debtors after the Petition Date shall be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.

39.           Prepack Plan Distributions.  On and after the Effective Date, distributions on account of Allowed Claims and the resolution and treatment of Disputed Claims shall be effectuated pursuant to Article VII of the Prepack Plan.

40.           Preservation of Causes of Action.   In accordance with section 1123(b) of the Bankruptcy Code, and except as expressly provided for in the Prepack Plan (including Article VI.J.1), the Reorganized Debtors shall retain all Causes of Action, including those Causes of Action listed as retained Causes of Action on an exhibit to the Plan Supplement.  Nothing contained in the Prepack Plan, the Plan Supplement or this Confirmation Order shall be deemed a waiver or relinquishment of any Claim, Cause of Action, right of set-off, or other legal or equitable defense of the Debtors that is not specifically waived or relinquished by this Prepack Plan.  The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such Claims, Causes of Action, rights of set-off and other legal or equitable defenses that the Debtors had immediately before the Petition Date as fully as if the Chapter 11 Case had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim that is not specifically waived or relinquished by this Prepack Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced.  No

Person may rely on the absence of a specific reference in the Prepack Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against such Person.  The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, in accordance with the Prepack Plan.  From and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any Cause of Action and to decline to do any of the foregoing without further notice to or action, order or approval of the Court.  The Reorganized Debtors are deemed representatives of the Estates for the purpose of prosecuting any Claim or Cause of Action and any objections to Claims pursuant to 11 U.S.C. § 1123(b)(3)(B).

41.           Fee Claims.8  All requests for compensation or reimbursement of Fee Claims shall be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, the U.S. Trustee, counsel for the Supporting Creditors, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Court, no later than forty-five (45) days after the Effective Date.  Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtors, Reorganized Debtors or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date.  Objections to any Fee Claims must

8 For the avoidance of doubt, on the Effective Date, the Reorganized Debtors shall pay, in full, in Cash, the unpaid reasonable fees, expenses, costs, and other charges of the Supporting Creditors without the need to file and serve an application for allowance of Fee Claims in accordance with Article VI.G of the Prepack Plan.

be filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors, counsel for the Supporting Creditors, and the requesting party no later than thirty (30) days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the party requesting compensation of a Fee Claim).  Other than as set forth herein or in the Prepack Plan, the procedures set forth in the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [ECF No. 183] shall remain in effect through the Effective Date.  Notwithstanding anything to the contrary in the Prepack Plan or this Confirmation Order, (i) each Reorganized Debtor is authorized to pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Court, and (ii) any Professional who may receive compensation or reimbursement of expenses pursuant to the Order Authorizing the Debtors to Employ and Compensate Certain Professionals in the Ordinary Course of Business (the “Ordinary Course Professionals Order”) [ECF No. 185] may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Court review or approval (except as otherwise provided in the Ordinary Course Professionals Order).

42.           Statutory Fees.  Notwithstanding anything to the contrary contained in the Prepack Plan, on the Effective Date, the Debtors shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee from any of the Debtors at the time of Confirmation.  On and after the Effective Date, the Reorganized Debtors shall be responsible for filing required post-confirmation reports and paying quarterly fees due to the U.S. Trustee for each Reorganized

Debtor until the entry of a final decree in such Debtor’s Chapter 11 Case or until such Chapter 11 Case is converted or dismissed.

43.          Prepack Plan Implementation.

(a)            In accordance with section 1142 of the Bankruptcy Code and any provisions of the business corporation law of any applicable jurisdiction (collectively, the “Reorganization Effectuation Statutes”), without further action by the Court or the stockholders, members, managers or directors of any Debtor or Reorganized Debtor, the Debtors, the Reorganized Debtors, as well as the officers of the appropriate Debtor or Reorganized Debtor, are authorized to: (i) take any and all actions necessary or appropriate to implement, effectuate and consummate the Prepack Plan, this Confirmation Order and the transactions contemplated thereby or hereby, including, without limitation, the transactions identified in Article IV of the Prepack Plan; and (ii) execute and deliver, adopt or amend, as the case may be, any contracts, instruments, releases, agreements and documents necessary to implement, effectuate and consummate the Prepack Plan, including without limitation, those contracts, instruments, releases, agreements and documents identified in Article IV of the Prepack Plan.

(b)           Except as set forth in the Prepack Plan, all actions authorized to be taken pursuant to the Prepack Plan shall be effective prior to, on, or after the Effective Date pursuant to this Confirmation Order, without further application to, or order of this Court, or further action by the respective officers, directors, members or stockholders of the Reorganized Debtors.

(c)            To the extent that, under applicable non-bankruptcy law (including Marshall Islands law), any of the foregoing actions would otherwise require the consent or approval of the stockholders or directors of any of the Debtors or Reorganized Debtors, this

Confirmation Order shall, pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors and stockholders of the appropriate Debtor or Reorganized Debtor.

(d)            Each Governmental Unit is hereby directed and authorized to accept any and all documents, mortgages, security agreements, ship mortgages, financing statements, and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Prepack Plan, the Amended and Restated Term Loan Facilities, and this Confirmation Order.

(e)            All transactions effected by the Debtors during the pendency of the Chapter 11 Cases from the Petition Date through the Confirmation Date are approved and ratified, subject to the satisfaction of any applicable terms and conditions to effectiveness of such transactions.

(f)            The Debtors (subject to the terms of the final order approving the use of cash collateral) and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Prepack Plan.  Except as set forth in the Prepack Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate or otherwise be affected by the terms of the Prepack Plan.

44.          Fees and Expenses of the Supporting Creditors.  Notwithstanding anything to the contrary herein, in accordance with article VI(G) of the Prepack Plan, the unpaid reasonable fees, expenses, costs, and other charges of: (i) the Prepetition $253 Million Facility Agents (including the fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Stephenson Harwood, LLP and Poles, Tublin, Stratakis & Gonzalez, LLP), (ii) the Prepetition $100 Million Facility Agent (including the fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP and Orrick, Herrington & Sutcliffe LLP), (iii) the Prepetition 2007 Facility Agent and the lead group of Prepetition 2007 Facility Lenders (including the fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, Seward & Kissel LLP, and Houlihan Lokey Capital, Inc.), (iv) the Supporting Noteholders (including the fees and expenses of Akin Gump Strauss Hauer & Feld LLP and Jefferies LLC), and (v) the agents under the Amended and Restated Term Loan Facilities in accordance with section 20.2 of the Amended and Restated $100 Million Credit Agreement and section 8.1 of the Amended and Restated $253 Million Credit Agreement, shall, in each case, be allowed as Administrative Claims and shall be paid in full, in Cash on or before the Effective Date in accordance with the cash collateral order approved by the Court and the Restructuring Support Agreement approved by the Court , and as required by the underlying credit agreement, indemnity, or fee letter, without application or approval by the Bankruptcy Court.  For the avoidance of doubt, any engagement or fee letters entered into between the Supporting Creditors’ legal and financial advisors and the Debtors are executory contracts being assumed by the Debtors on the Effective Date.

45.          Cancellation of Existing Securities.  On the Effective Date, except as otherwise specifically provided for in the Prepack Plan: (i) the obligations of the Debtors under the Convertible Notes Indenture, the Prepetition 2007 Credit Facility and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in a Debtor giving rise to any Claim or Equity Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligations of a Debtor that are specifically reinstated pursuant to the Prepack Plan), shall be cancelled as to such Debtor, (and the securities deemed surrendered), and the applicable Reorganized Debtor shall not have any continuing obligations thereunder; and (ii) the obligations of a Debtor pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of such Debtor (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of a Debtor that are specifically reinstated pursuant to the Prepack Plan or assumed by a Debtor) shall be released and discharged; provided, however, that, notwithstanding the foregoing, the Debtors’ obligations under the Prepetition $100 Million Credit Agreement and the Prepetition $253 Million Credit Agreement shall be amended and superseded by the obligations under the Amended and Restated Term Loan Facilities, respectively; provided, further, however, that notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive distributions under the Prepack Plan as provided herein, (b) allowing the Prepetition Agents and/or the Convertible Notes Indenture Trustee to coordinate with the Reorganized Debtors to make distributions under the Prepack Plan as provided herein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such distributions, to the extent not paid by the Debtors and authorized under such indenture or agreement, (c) allowing the Convertible Notes Indenture Trustee to exercise any charging liens it may have under the Convertible Notes Indenture against any such distributions and (d) preserving any charging lien or indemnification rights of the Convertible Notes Indenture Trustee under the Convertible Notes Indenture against the holders of the Convertible Notes.  For the avoidance of doubt, nothing in this paragraph shall affect the discharge of or result in any obligation, liability or expense of the Debtors or Reorganized Debtors or affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, this Confirmation Order or the Prepack Plan, or result in any additional obligation, expense or liability of the Debtors or Reorganized Debtors. On and after the Effective Date, all duties and responsibilities of the Prepetition Agents and the Convertible Notes Indenture Trustee shall be discharged except to the extent required to effectuate the Prepack Plan; provided that the Prepetition $100 Million Facility Agent and the Prepetition $253 Million Facility Agents, respectively, shall continue in such capacities under the Amended and Restated $100 Million Facility Credit Agreement and the Amended and Restated $253 Million Facility Credit Agreement, respectively.

46.          Termination and Release of Existing Agreements, Guarantees, and Liens Related to the Prepetition 2007 Facility.  The Prepetition 2007 Facility Agent shall be authorized and directed to release any mortgage, guarantee or Lien of any Debtor, and any collateral or other property of any Debtor (including cash collateral), in each case, that is held by the Prepetition 2007 Facility Agent, for the benefit of itself and the Prepetition 2007 Facility Lenders, and to take such actions as may be reasonably requested by the Debtors or the Reorganized Debtors to evidence the release of such mortgages, guarantees, and Liens, including the execution, delivery, and filing or recording of such termination and release documents as may be reasonably requested by the Debtors or the Reorganized Debtors.

47.          The Debtors and the Reorganized Debtors are authorized to take any actions on and after the Effective Date as required to effectuate the termination and release of mortgages, guarantees, Liens and collateral or other property of any Debtor in connection with the Prepetition 2007 Facility Credit Agreement, including, without limitation, filing of appropriate termination statements and directing third parties holding collateral or other property of the Debtors to promptly remit such collateral or property without further consent of any other party.  The Reorganized Debtors are authorized to use this Confirmation Order as evidence of the release of mortgages, guarantees, or Liens arising under or in connection with the Prepetition 2007 Credit Facility Agreement

48.          Binding Effect of Prior Orders.  Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and subject to the terms of the Prepack Plan and this Confirmation Order, all prior orders entered in the Chapter 11 Cases, all documents and agreements executed by the Debtors as authorized and directed thereunder and all motions or requests for relief by the Debtors pending before the Court as of the Effective Date shall be binding upon and shall inure to the benefit of the Debtors, the Reorganized Debtors and their respective successors and assigns.

49.          Reversal.  If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Prepack Plan prior to the Debtors’ receipt of written notice of such order.  Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Prepack Plan and all related documents or any amendments or modifications thereto.

50.          Notice of Confirmation of the Plan and Occurrence of the Effective Date.  Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c)(2), the Debtors or the Reorganized Debtors, as applicable, are directed to serve a (i) notice of the entry of this Confirmation Order, (ii) notice of the occurrence of the Effective Date, and (iii) notice to all Convertible Noteholders that they must reasonably demonstrate to the Debtors their status as an Eligible Noteholder or Non-Eligible Noteholder within eighteen (18) months of the Effective Date or their distribution to which they would otherwise be entitled shall become the property of the Reorganized Debtors against which such Convertible Note Claim is allowed, notwithstanding any state or other escheat or similar laws to the contrary, and their entitlement to such distributions or any subsequent distributions on account of their Convertible Note Claim(s) will be extinguished and forever barred, substantially in the form of Appendix 2 attached hereto and incorporated herein by reference (the “Confirmation Notice and Notice of Effective Date”), upon (a) all parties listed in the creditor matrix maintained by GCG, (b) all holders of Equity Interests, and (c) such additional Persons as deemed appropriate by the Debtors or the Reorganized Debtors, no later than seven (7) days after the Effective Date.   The Debtors or the Reorganized Debtors shall publish the Confirmation Notice and Notice of Effective Date in the Wall Street Journal, Global Edition and TradeWinds within ten (10) days after the Effective Date.  As soon as practicable after the entry of this Confirmation Order, the Debtors shall post a copy of this Confirmation Order on the Debtors’ restructuring website at www.gencorestructuring.com.  As soon as practicable after the Effective Date, the Debtors or the Reorganized Debtors shall make copies of the Confirmation Notice and Notice of Effective Date available on the Debtors’ restructuring website at www.gencorestructuring.com.  The Debtors or the Reorganized Debtors will also file a Form 8-K with the Securities Exchange Commission as soon as reasonably practicable after the Effective Date.

51.          Modification of the Prepack Plan.  Subject to the limitations contained in the Prepack Plan, and subject to the consent of the Required Supporting Creditors as set forth in the Prepack Plan, the Restructuring Support Agreement, or the Equity Commitment Agreement, as applicable, the Debtors or the Reorganized Debtors, as the case may be, may, after entry of this Confirmation Order, amend or modify the Prepack Plan at any time prior to the substantial consummation of the Prepack Plan in accordance with its terms without further order of the Court, or if requested by the Debtors, pursuant to a subsequent order of the Court.  In addition, without the need for a further order or authorization of this Court, but subject to the express provisions of this Confirmation Order, the Debtors shall be authorized and empowered to make non-material modifications to the documents filed with the Court, including the Plan Supplement, in their reasonable business judgment as may be necessary.

52.          Substantial Consummation.  On the Effective Date, the Prepack Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

53.          Dissolution of the Equity Committee.  Effective July 2, 2014, the Equity Committee appointed in these Chapter 11 Cases is hereby dissolved and its members are deemed released of any duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Prepack Plan and its implementation, and the retention or employment of their attorneys, financial advisors, and other agents shall terminate.  Notwithstanding the foregoing, the retained professionals for the Equity Committee shall continue for the limited purpose of filing applications for compensation pursuant to the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [ECF. No. 183] and dismissing the RSA Appeal (as defined below).

54.          Appeal.  The Equity Committee hereby agrees and stipulates to withdraw its appeal of the order approving the assumption of the Restructuring Support Agreement [ECF No. 47] (the “RSA Appeal”) in accordance with Bankruptcy Rule 8001(c) with prejudice and without costs awarded to any party and, in furtherance thereof, counsel for the Debtors or the Equity Committee are authorized to file a stipulation voluntarily dismissing the RSA Appeal.

55.          Motion to Disband Equity Committee.  Upon the dissolution of the Equity Committee as provided for in paragraph 53 above, the Debtors hereby agree and stipulate to the automatic withdrawal of their Motion of Debtors for an Order (A) Disbanding the Official Committee of Equity Holders, or (B) Limiting the Fees and Expenses Which May be Incurred by Such Committee [ECF. No. 153] and the Supporting Creditors shall be deemed to have automatically withdrawn any joinders thereto.

56.          Governing Law.  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of New York (without reference to the conflicts of laws provisions thereof that would require or permit the application of the law of another jurisdiction) shall govern the construction and implementation of the Prepack Plan and any agreements, documents, and instruments executed in connection with the Prepack Plan, unless otherwise specified.

57.          Miscellaneous Provisions.

(a)            Except as otherwise provided in the Prepack Plan and this Confirmation Order, all service of pleadings in the Chapter 11 Cases filed after the Effective Date shall be limited to counsel to the Debtors, counsel to the agents under the Amended and Restated Term Loan Facilities, the U.S. Trustee and any party known to be directly affected by the relief sought.

(b)            On or before the Effective Date, the Debtors may file with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Prepack Plan, subject to the consent rights of the Supporting Creditors set forth in the Prepack Plan, the Restructuring Support Agreement, or the Equity Commitment Agreement, as applicable.  The Debtors or Reorganized Debtors, as applicable, and all holders of Claims or Equity Interests receiving distributions pursuant to the Prepack Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Prepack Plan.

(c)            Without intending to modify any prior order of this Court (or any agreement, instrument or document addressed by any prior order), in the event of an inconsistency between the Prepack Plan, on the one hand, and any other agreement, instrument, or document intended to implement the provisions of the Prepack Plan, on the other, the provisions of the Prepack Plan shall govern (unless otherwise expressly provided for in such agreement, instrument, or document).  In the event of any inconsistency between the Prepack Plan or any agreement, instrument, or document intended to implement the Prepack Plan, on the one hand, and this Confirmation Order, on the other, the provisions of this Confirmation Order shall govern.

(d)           In the event that the conditions precedent to effectiveness set forth in Article X.A. of the Prepack Plan are not satisfied or waived in accordance with the Prepack Plan, the Restructuring Support Agreement is terminated in accordance with its terms, or the Effective Date has not occurred by August 1, 2014, upon notification submitted by the Debtors to the Court: (i) the Confirmation Order shall be vacated; (ii) no distributions under the Prepack Plan shall be made; (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (iv) the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Prepack Plan shall constitute or be deemed a waiver, release, or discharge of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors unless extended by Court order.

(e)           Unless otherwise provided in the Prepack Plan or in this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of this Court and extant on the date of entry of this Confirmation Order (excluding any injunctions or stays contained in the Prepack Plan or this Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Prepack Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

(f)            Each term and provision of the Prepack Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms and (b) integral to the Prepack Plan and may not be deleted or modified without the consent of the Debtors.

58.          Retention of Jurisdiction.  Except as expressly provided in Article VIII of the Prepack Plan, the business and assets of the Debtors shall remain subject to the jurisdiction of this Court until the Effective Date.  Notwithstanding the entry of this Confirmation Order, from and after the Effective Date, the Court shall retain such jurisdiction over the Chapter 11 Cases as is legally permissible, including jurisdiction over those matters and issues described in Article VIII of the Prepack Plan.

59.          Confirmation Ruling.  In the event of any inconsistency between this Confirmation Order and the ruling confirming the Prepack Plan on July 2, 2014 (the “Confirmation Ruling”), the Confirmation Ruling governs.

60.          Order Effective Immediately. Notwithstanding Bankruptcy Rules 3020(e) or 7062 or otherwise, the stay provided for under Bankruptcy Rule 3020(e) shall be waived and this Confirmation Order shall be effective and enforceable immediately upon entry.  The Debtors are authorized to consummate the Prepack Plan and the transactions contemplated thereby immediately after entry of this Confirmation Order and upon, or concurrently with, satisfaction of the conditions set forth in the Prepack Plan.

Dated:	July 2, 2014 New York, New York

/s/ Sean H. Lane
THE HONORABLE SEAN H. LANE
UNITED STATES BANKRUPTCY JUDGE